Exhibit 10.61

[***] Certain portions of this exhibit have been omitted because they are not material and the registrant customarily and actually treats that information as private or confidential. Certain exhibits and schedules to these agreements have been omitted pursuant to Item 601 of Regulation S-K.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

by and between

WINDTREE THERAPEUTICS, INC.

and

LEE’S PHARMACEUTICAL (HK) LTD.

Page

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 LICENSES; OTHER RIGHTS		13

2.1.	License to Licensee; Sublicense Rights; Retained Rights	13
2.2.	License to Licensor	14
2.3.	Negative Covenants	14
2.4.	Non-Compete Covenants	14
2.5.	No Implied Licenses	15
2.6.	Third Party Technology	15

ARTICLE 3 GOVERNANCE		15

3.1.	Joint Steering Committee	15
3.2.	Joint Development Committee	17
3.3.	Joint Commercialization Committee	19
3.4.	Good Faith	20

ARTICLE 4 PRODUCT DEVELOPMENT		21

4.1.	Overview	21
4.2.	Development Plan	21
4.3.	Development Costs	22
4.4.	Diligence	22
4.5.	Data Exchange and Use	22
4.6.	Development Reports	23
4.7.	Development Records	23
4.8.	Compliance with Laws	23

ARTICLE 5 REGULATORY MATTERS		23

5.1.	Regulatory Responsibilities in the Licensed Territory	23
5.2.	Regulatory Responsibilities in the Licensor Territory	25
5.3.	Regulatory Costs	25
5.4.	Rights of Reference to Regulatory Materials	25
5.5.	No Harmful Actions	25
5.6.	Notification of Threatened Action	26
5.7.	Adverse Event Reporting and Safety Data Exchange	26
5.8.	Remedial Actions	26

ARTICLE 6 COMMERCIALIZATION		27

6.1.	Overview of Commercialization in the Licensed Territory	27
6.2.	Commercialization Plan for Licensed Territory	27
6.3.	Pricing	28
6.4.	Pricing Approval	28
6.5.	Reimbursement Approval	28
6.6.	Commercial Diligence	28

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6.7.	Cross-Territorial Restrictions	29
6.8.	Territorial Coordination	29
6.9.	Reports	29

ARTICLE 7 COMPENSATION		29

7.1.	Phase 3 Development Milestone Payment	29
7.2.	Licensed Territory Development Costs	29
7.3.	Milestone Payments	30
7.4.	Royalties	35
7.5.	Sublicense Income	38
7.6.	Foreign Exchange	38
7.7.	Payment Method; Late Payments	39
7.8.	Records	39
7.9.	Audits	39
7.10.	Taxes	39

ARTICLE 8 INTELLECTUAL PROPERTY MATTERS		40

8.1.	Ownership of and Rights to Intellectual Property	40
8.2.	Filing, Prosecution and Maintenance of Patents	41
8.3.	Patent Enforcement in the Licensed Territory	42
8.4.	Infringement of Third Party Rights in the Licensed Territory	43
8.5.	Patent Marking	44
8.6.	Packaging; Trademarks	44

ARTICLE 9 REPRESENTATIONS AND WARRANTIES; COVENANTS		44

9.1.	Mutual Representations and Warranties	44
9.2.	Additional Representations and Warranties of Licensor	45
9.3.	Additional Representations and Warranties of Licensee	46
9.4.	Covenants	46
9.5.	No Other Representations or Warranties	47

ARTICLE 10 INDEMNIFICATION		48

10.1.	Indemnification by Licensor	48
10.2.	Indemnification by Licensee	48
10.3.	Indemnification Procedures	48
10.4.	Limitation of Liability	49
10.5.	Insurance	49

ARTICLE 11 CONFIDENTIALITY		49

11.1.	Confidentiality	49
11.2.	Authorized Disclosure	50
11.3.	Technical Publication	51

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11.4.	Publicity; Terms of Agreement	51
11.5.	Return of Confidential Information	52
11.6.	Unauthorized Use	52
11.7.	Exclusive Property	53

ARTICLE 12 TERM AND TERMINATION		53

12.1.	Term	53
12.2.	Termination for Bankruptcy	53
12.3.	Termination by Regulatory Authority	53
12.4.	Termination for Breach	54
12.5.	Effects of Early Termination	54
12.6.	Intellectual Property	56
12.7.	Termination by Licensee; Liquidated Damages	57
12.8.	Survival	57

ARTICLE 13 DISPUTE RESOLUTION		57

13.1.	Arbitration	57
13.2.	Referred from JSC	58
13.3.	Equitable Relief	58
13.4.	No Limitation of Remedies	59
13.5.	Governing Law	59

ARTICLE 14 MISCELLANEOUS		59

14.1.	Entire Agreement; Amendment	59
14.2.	Force Majeure	59
14.3.	Notices	60
14.4.	No Strict Construction; Interpretation; Headings	60
14.5.	Assignment	61
14.6.	Performance by Affiliates	61
14.7.	Further Assurances and Actions	62
14.8.	Severability	62
14.9.	No Waiver	62
14.10.	Relationship of the Parties	62
14.11.	Independent Contractors	63
14.12.	English Language	63
14.13.	Counterparts	63
14.14.	Schedules	63
14.15.	Non-Solicitation of Employees	63
14.16.	Expenses	64
14.17.	Registration of Agreement	64

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EXHIBITS AND SCHEDULES

Schedule 1	Licensor Patents

Schedule 2	Licensor Competitors

-iv-

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “Agreement”) is entered into as of January 7, 2024 (the “Effective Date”), by and between Windtree Therapeutics, Inc., a Delaware corporation with its principal offices at 2600 Kelly Rd., Suite 100, Warrington, PA 18976 USA (“Licensor”), and Lee’s Pharmaceutical (HK) Ltd., a Hong Kong company organized and existing under the laws of Hong Kong with its principal offices at 1/F, Building 20E, Phase 3, Hong Kong Science Park, Shatin, Hong Kong (“Licensee”). Licensor and Licensee are sometimes referred to in this Agreement individually as a “Party” and together as the “Parties.”

RECITALS

Whereas, Licensor Controls rights in and to certain Licensor Technology related to Istaroxime, Dual Mechanism SERCA2a Activators and Rostafuroxin desires to have Licensee Develop, manufacture and Commercialize the Istaroxime Product and one or more Dual Mechanism SERCA2a Activator Products and Rostafuroxin Product in the Licensed Territory;

Whereas, Licensee possesses resources and expertise in the development, manufacture, marketing and commercialization of pharmaceutical products and medical devices in the Licensed Territory; and

Whereas, Licensor and Licensee desire to collaborate with the aim of advancing the Development, registration and Commercialization of the Istaroxime Product and one or more Dual Mechanism SERCA2a Activator Products and Rostafuroxin Product in the Licensed Territory, and Licensor wishes to grant Licensee certain rights in respect of the Licensor Technology in the Licensed Territory for this purpose.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Accounting Standards” means, with respect to a Party, as applicable, (a) United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, (b) Hong Kong Accounting Standard and Hong Kong Financial Reporting Standards as promulgated by the Hong Kong Institute of Certified Public Accountants, or (c) international financial reporting standards as promulgated by the International Accounting Standards Board, in each case consistently applied.

“Acquiror” has the meaning set forth in Section 14.5.

“Affiliate” means, with respect to either Party, any person, firm, trust, corporation, partnership or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Party; the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) meaning direct or indirect ownership of more than fifty percent (50%), including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof.

“Agreement” has the meaning set forth in the introductory paragraph.

“ADHF” means acute decompensated heart failure.

“Bankruptcy Code” means, as applicable, the U.S. Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder, or the bankruptcy laws of any Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder, or any applicable bankruptcy laws of any other country or competent Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

“Breaching Party” has the meaning set forth in Section 12.5(a).

“Business Day” means any day other than a day on which the commercial banks in New York City, Hong Kong or Beijing are authorized or required to be closed.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term commences on the Effective Date and ends on the day immediately before the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter ends on the last day of the Term.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term commences on the Effective Date and ends on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term commences on January 1 of the year in which the Term ends and ends on the last day of the Term.

“Change of Control” means, with respect to a Party, (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger (including a reverse triangular merger), consolidation, share exchange or other similar transaction involving such Party and any Third Party which results in the holders of the outstanding voting securities of such Party, or any Affiliate that controls such Party directly or indirectly immediately before such merger, consolidation, share exchange or other similar transaction, ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, share exchange or other similar transaction, or (c) the acquisition by a person or entity, or group of persons or entities acting in concert, of more than fifty percent (50%) of the outstanding voting equity securities of such Party; in all cases of clauses (a)-(c), where such transaction is to be entered into with any person or group of persons other than the other Party or its Affiliates. In respect of the Licensee, a Change of Control means it ceases to be controlled by Lee’s Pharmaceutical Holdings Limited.

“Claims” has the meaning set forth in Section 10.1.

“Clinical Study” means any of Phase 1 Studies, Phase 2 Studies, Phase 3 Studies, Phase 4 Studies, or variations of such studies (e.g., Phase 2/3).

“CMC Information” means Information related to the chemistry, manufacturing and controls of a Product as specified by the FDA and/or other applicable Regulatory Authorities.

“Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, marketing, pricing, reimbursement, sale and distribution of a Product in the Licensed Territory, including Medical Affairs Activities, strategic marketing, sales force detailing, advertising, market and product support, customer support, product distribution, logistics, order taking, invoicing and sales activities, shipping, and handling of returns and allowances; provided, however, “Commercialization” excludes any activities relating to Development or manufacture of a Product.

“Commercialization Plan” has the meaning set forth in Section 6.2(a).

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations or tasks under this Agreement, the performance of such obligations or tasks by such Party in an diligent, active and sustained manner, without undue interruption, pause or delay, using a level of efforts and employing resources consistent with the exercise of good faith and prudent scientific and business judgment as commonly practiced by similarly situated companies in the pharmaceutical industry for the development or commercialization of similarly situated products of similar commercial or strategic importance as a Product, and at a similar stage of development or commercialization based on conditions then prevailing, taking into account efficacy, safety, patent exclusivity, anticipated or approved labeling, competitive market conditions, the clinical setting in which such Product is expected to be used, and all other relevant factors.

“Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed by such Party or its Affiliates to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form.

“Control” or “Controlled” means with respect to any (a) material or item of Information or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating any Third Party rights thereto or the terms of any agreement or other arrangement with any Third Party existing before or after the Effective Date.

“CS” means cardiogenic shock.

“Default Notice” has the meaning set forth in Section 12.5(a).

“Develop” or “Development” means all activities relating to preparing and conducting non- clinical studies, Clinical Studies and regulatory activities (e.g., preparation of regulatory applications) that are necessary or useful to obtain and maintain Drug Approval of Product in the Licensed Territory.

“Development Plan” has the meaning set forth in Section 4.2(a).

“Distributor” means a Third Party that sells Product to the trade but to which a sublicense is not granted pursuant to Section 2.1(b).

“Dollars” or “$” means U.S. dollars.

“Drug” means Istaroxime and/or any of the Dual Mechanism SERCA2a Activators, and Rostfuroxin as the context requires.

“Drug Approval” means an approval granted by the appropriate Regulatory Authority to market a Product in the Field in any particular country or jurisdiction in the Licensed Territory; provided, “Drug Approval” includes any and all Marketing Authorizations but excludes any and all Pricing Approvals and Reimbursement Approvals.

“Drug Approval Application” means an application to the appropriate Regulatory Authority for approval to market a Product in the Field in any particular country or jurisdiction in the Licensed Territory; provided, “Drug Approval Application” includes any and all Marketing Authorization applications but excludes any and all applications for Pricing Approvals and Reimbursement Approvals.

“Dual Mechanism SERCA2a Activator” means any compound that, like Istaroxime, has meaningful activity at both the Na/K ATPace and SERCA2a sites and includes each of the dual mechanism SERCA2a activator compounds known internally at Licensor as CV-101, CV-102, CV-103, CV-104, CV-105, CV-106, CV-107, CV-108, CV-109 and CV-110; provided that this definition excludes any compound of a Third Party that becomes an Affiliate of Licensor after the Effective Date due to a Change of Control of Licensor. For the avoidance of doubt, the license does not include any compound that has only meaningful activity as SERCA2a sites, and not Na/K ATPace sites (aka “pure SERCA2a activators”).

“Dual Mechanism SERCA2a Activator Product” means a pharmaceutical composition, of the active ingredient of which is Dual Mechanism SERCA2a Activator and may be both intravenous or oral administration.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Executive Officers” has the meaning set forth in Section 3.1(d).

“FD&C Act” means the U. S. Federal Food, Drug, and Cosmetic Act, as amended.

“FDA” means the U.S. Food and Drug Administration or any successor entity.

“Field” means the prevention, mitigation and/or treatment of any disease, disorder or condition in humans including ADHF, CS and chronic use following discharge of an individual hospitalized for ADHF.

“First Commercial Sale” means, with respect to a particular Product, the first sale by Licensee or its Affiliate or Sublicensee to a Third Party of such Product in a given country or regulatory jurisdiction after Drug Approval for such Product has been obtained in such country or regulatory jurisdiction.

“Generic/Branded Generic” shall mean a drug product containing [***] other than any such drug product distributed by Licensee or its Affiliates or Sublicensees on an unbranded basis or under a private label of any Affiliate or Sublicensee.

“Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by other Regulatory Authorities applicable to the Licensed Territory, the Licensor Territory, or both, as such standards, practices and procedures may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by other Regulatory Authorities applicable to the Licensed Territory, the Licensor Territory, or both, as such standards may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“ICH Guidelines” means the guidelines of the ICH.

“Improvements” means any and all ideas, Information, research results, writings, inventions, discoveries, modifications, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes or other technology or intellectual property, whether or not patentable or copyrightable, and all patent rights and other intellectual property rights in any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Information” means any non-public, proprietary data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, protocols, inventions, discoveries, developments, specifications, formulations, formulae, materials, drawings, illustrations or other artwork, or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, experimentation or test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures, and other know-how, whether or not patentable or copyrightable.

“Istaroxime” means the compound known as istaroxime and whose chemical formula is [***].

“Istaroxime Product” means a pharmaceutical composition formulated for intravenous administration, the active ingredient of which is Istaroxime.

“JAMS Rules” has the meaning set forth in Section 13.1.

“JCC” has the meaning set forth in Section 3.3(a).

“JDC” has the meaning set forth in Section 3.2(a).

“JSC” has the meaning set forth in Section 3.1(a).

“Joint Improvements” has the meaning set forth in Section 8.1(c).

“Joint Patents” has the meaning set forth in Section 8.1(c).

“Knowledge” means, with respect to a Party or its Affiliates, the actual knowledge of 2the executive officers of such Party or its Affiliates (without any inquiry).

“Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

“Licensed Territory” means PRC, Hong Kong, [***], Taiwan, [***], South Korea, Thailand, and [***].

“Licensed Territory Development Costs” means all costs and expenses incurred by or on behalf of Licensor or Licensee after the Effective Date in accordance with this Agreement and in accordance with the Development Plan attributable to the Development of Product in and for the Licensed Territory, including all out-of-pocket costs actually incurred by Licensor or Licensee, filing fees payable to Regulatory Authorities in the Licensed Territory, costs of Product or comparator drugs used in Clinical Studies and non-clinical studies, ethics committee fees, investigators fees, investigators meetings costs, hospital fees, and clinical research organization fees and any other development and regulatory costs in and for the Licensed Territory.

“Licensed Territory Infringement” has the meaning set forth in Section 8.3(a).

“Licensee” has the meaning set forth in the introductory paragraph.

“Licensee Improvements” has the meaning set forth in Section 8.1(d).

“Licensee Indemnitees” has the meaning set forth in Section 10.1.

“Licensee Know-How” means all Information, subject to Section 8.1, that is necessary or useful for the Development, manufacture or Commercialization of a Product in the Field, and (b) is Controlled by Licensee or its Affiliates during the Term; provided, the use of “Affiliate” in this definition excludes any Third Party that becomes an Affiliate of Licensee after the Effective Date due to a Change of Control of Licensee.

“Licensee Marks” means the trademarks to be used by Licensee in connection with its Commercialization of Product in the Licensed Territory.

“Licensee Patent” means any Patents, subject to Section 8.1, that (a) claim a Product or a Drug, or the manufacture or use of a Product or a Drug, in the Field, and (b) are Controlled by Licensee or its Affiliates during the Term; provided, that the use of “Affiliate” in this definition excludes any Third Party that becomes an Affiliate of Licensee after the Effective Date due to a Change of Control of Licensee.

“Licensee Technology” means, subject to Section 8.1, the Licensee Know-How and Licensee Patents.

“Licensor” has the meaning set forth in the introductory paragraph.

“Licensor Improvements” has the meaning set forth in Section 8.1(b).

“Licensor Indemnitees” has the meaning set forth in Section 10.2.

“Licensor Know-How” means all Information, subject to Section 8.1, that (a) is necessary or useful for the Development, manufacture and Commercialization of a Product in the Field, and is (i) Controlled by Licensor or its Affiliates as of the Effective Date or (ii) subject to Section 2.6, Controlled by Licensor or its Affiliates during the Term; provided, the use of “Affiliate” in this definition excludes any Third Party that becomes an Affiliate of Licensor after the Effective Date due to a Change of Control of Licensor.

“Licensor Patent” means any Patents, subject to Section 8.1, that (a) claim a Product or a Drug, or the manufacture or use of a Product or a Drug, in the Field, and (b)(i) are Controlled by Licensor or its Affiliates as of the Effective Date, which Patents are set forth in Schedule 1 hereto or (ii) subject to Section 2.6, are Controlled by Licensor or its Affiliates during the Term; provided, that the use of “Affiliate” in this definition excludes any Third Party that becomes an Affiliate of Licensor after the Effective Date due to a Change of Control of Licensor.

“Licensor Prosecuted Patents” has the meaning set forth in Section 8.2(a).

“Licensor Technology” means, subject to Section 8.1, the Licensor Know-How and Licensor Patents.

“Licensor Territory” means the entire world, excluding the Licensed Territory.

“Manufacturing Effective Date” means the date the technology transfer contemplated in Section 15.3 is completed

“Marketed” has the meaning set forth in Section 7.4(f).

“Marketing Authorization” means an official document issued by a competent Regulatory Authority for the purpose of importation, manufacturing, marketing, sale or free distribution of a product after evaluation for safety, efficacy and quality. It must set out, subject to the prevailing Laws, inter alia, the name of the product, the pharmaceutical dosage form, the quantitative formula (including excipients) per unit dose, the shelf-life and storage conditions, and packaging characteristics. It specifies the information on which authorization is based and contains the product information approved for health professionals and the public, the sales category, the name and address of the holder of the authorization, and the period of validity of the authorization.

“Material Impact” means with respect to a Product, a material adverse impact on the development, regulatory status or commercial sale of the Product.

“Medical Affairs Activities” means, with respect to a Product, activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, such Product, including, with respect to such Product: (a) conducting service based medical activities, including providing input and assistance with consultancy meetings, recommending investigators for Clinical Studies and providing input in the design of such Clinical Studies and other research related activities, and delivering non-promotional communications and conducting non-promotional activities, including presenting new clinical trial data and other scientific information; (b) grants to support continuing medical education, symposia, or Third Party research specifically related to such Product; (c) development, publication and dissemination of publications relating to such Product and relevant disease states; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call or email; (e) conducting advisory board meetings or other consultant programs; (f) support of investigator-initiated clinical trials; (g) managing relationships with cooperative groups, physician/hospital networks and advocacy groups; and (h) establishing and implementing risk, evaluation and mitigation strategies.

“Net Sales” means, with respect to a particular Product, the total amount invoiced by Licensee or its Affiliates or Sublicensees to each Third Party receiving such Product in arm’s length transactions, less the following deductions from such total amounts that are actually incurred, allowed, accrued or specifically allocated in accordance with the Accounting Standards:

[***]

Upon the sale or other disposal of such Product, other than in a transaction generating revenues from or based on a sales price for such Product (which sales price is either customary or would be reasonably expected), such sale or disposal will constitute a sale with the consideration for the sale being the consideration for the relevant transaction and will constitute Net Sales hereunder or if the consideration is not a monetary amount, such sale or disposal will have the value of whatever consideration has been provided in exchange for the supply.

For this definition:

(i)    the transfer of Product by Licensee or one of its Affiliates to another Affiliate or a Sublicensee shall not be considered a sale; and

(ii)    any disposal of Product for, or use of Product in, Clinical Studies is not a sale under this definition.

The amount of Product transferred pursuant to subsections (i) and (ii) of this definition shall be determined from the books and records of Licensee or its Affiliates or Sublicensees, maintained in accordance with international financial reporting standards, consistently applied, but excluding any notes thereto.

“NMPA” means the National Medical Products Administration of the PRC or any successor entity.

“Non-Breaching Party” has the meaning set forth in Section 12.4.

“Non-Governmental Authority” means any public body or non-Governmental Authority with the authority to control, approve, recommend or otherwise determine pricing and reimbursement of pharmaceutical products and/or medical devices, including those with authority to enter into risk sharing schemes or to impose retroactive price reductions, discounts, or rebates.

“Other Committees” has the meaning set forth in Section 3.1(a)(viii). “Party”

or “Parties” has the meaning set forth in the introductory paragraph.

“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; (c) any other patent application claiming priority to any of the foregoing anywhere in the world; and (d) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

“Payee” has the meaning set forth in Section 7.7.

“PDF” has the meaning set forth in Section 14.13.

“Pharmacovigilance Agreement” has the meaning set forth in Section 5.7.

“Phase 1 Study” means a human clinical trial of a Product with the endpoint of determining initial tolerance, safety or pharmacokinetic information in single dose, single ascending dose, multiple dose or multiple ascending dose regimens, as described in 21 C.F.R. § 312.21(a) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the U.S.

“Phase 2 Study” means a human clinical trial of a Product, the principal purpose of which is a preliminary determination of safety and efficacy in the target patient population over a range of doses and dose regimens, as described in 21 C.F.R. § 312.21(b) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the U.S.

“Phase 3 Study” means a human clinical trial of a compound or product (including a Product) in a sufficient number of subjects that is designed to establish that such compound or product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of such compound or product or label expansion of such compound or product.

“Phase 4 Study” means a human clinical trial of a compound or product in patients commenced after receipt of Regulatory Approval for such compound or product, which clinical trial is conducted within the parameters of such Regulatory Approval, including clinical trials required or requested by any Regulatory Authority as a condition of, or in connection with, obtaining such Regulatory Approval of such compound or product, provided, a “Phase 4 Study” may also include clinical trials to gather additional information regarding such compound’s or product’s potential risks, medical or pharmacoeconomic benefits, justification and descriptions for other indications of such compound or product, data to be included in compendial listings, optimal use, dose, route and schedule of administration, epidemiological studies, modeling and pharmacoeconomic studies.

“PRC” means the People’s Republic of China.

“Pricing Approval” means the governmental approval, agreement, determination or decision establishing prices for a Product that can be charged in a particular country or regulatory jurisdiction where the applicable Governmental Authorities approve or determine the price of pharmaceutical products.

“Product License Holder” means the holder of a Marketing Authorization.

“Product” means the Istaroxime Product and/or a Dual Mechanism SERCA2a Activator Product and Rostafuroxin Product as the context requires.

“Publication” has the meaning set forth in Section 11.3.

“Regulatory Approval” means (a) Drug Approval and all other approvals necessary for the commercial sale of a Product in a given country or regulatory jurisdiction; (b) Pricing Approval, but only in those countries or regulatory jurisdictions where Pricing Approval is required by Law for commercial sale; and (c) Reimbursement Approval, but only in those countries or regulatory jurisdictions where Reimbursement Approval is required for the price paid for a Product to be reimbursed by a Governmental Authority or a Non-Governmental Authority with the authority to approve reimbursement.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority or Non-Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

“Regulatory Exclusivity” means, with respect to a Product, that Third Parties are prevented from legally developing, manufacturing or commercializing a product that could compete with such Product in a country, either through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country, other than through Patent rights.

“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Drug Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority to Develop, manufacture, market, sell or otherwise Commercialize a Product in a particular country or jurisdiction.

“Regulatory Plan” means a plan regarding the timing and approach to preparing, submitting or reviewing Regulatory Materials and obtaining and maintaining Drug Approval.

“Reimbursement Approval” means the approval, agreement, determination or decision recommending or approving a Product for use or establishing the prices for a Product that can be reimbursed in regulatory jurisdictions where the applicable Governmental Authority or Non- Governmental Authority approves, determines or recommends the reimbursement or use of pharmaceutical products.

“Remedial Action” has the meaning set forth in Section 5.8.

“Rostafuroxin” means the compound known as rostafuroxin and whose chemical formula is 17β-(3-furyl)-5β-androstan-3β,14β,17α-triol

“Rostafuroxin Product” means a pharmaceutical composition formulated for oral administration, the active ingredient of which is rostafuroxin

“Safety Reason” has the meaning set forth in Section 13.2(a).

“SEC” has the meaning set forth in Section 11.4(c).

“Sublicense Income” means income received by Licensee or its Affiliates in consideration for a sublicense or other agreement providing the right to negotiate or obtain a sublicense pursuant to Section 2.1(c). “Sublicense Income” shall include income received from a Sublicensee in the form of [***].

“Sublicensee” means any entity to which a sublicense is validly granted pursuant to Section 2.1(b). For clarity, a Distributor shall not be considered a Sublicensee. Any intended full service Distributors may be reviewed by the JSC to ensure proper capabilities of safety and/or adverse event reporting.

“Term” has the meaning set forth in Section 12.1.

“Third Party” means any entity other than Licensor or Licensee or an Affiliate of either of them.

“Third Party Claim” has the meaning set forth in Section 8.4.

“Third Party Technology” means any Patents, Information, inventions, or other intellectual property owned or controlled by a Third Party but not Controlled by a Party or its Affiliates.

“U.S.” means the United States of America, its possessions and territories.

“Valid Claim” means a claim of (a) an issued and unexpired Patent, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application for a patent included within the Patents and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

ARTICLE 2

LICENSES; OTHER RIGHTS

2.1.   License to Licensee; Sublicense Rights; Retained Rights.

(a)    License to Licensee. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), milestone- and royalty-bearing license, with the right to grant sublicenses solely as permitted under Section 2.1(b), under the Licensor Technology, to Develop, use, sell, offer for sale, import, distribute and otherwise Commercialize Products in the Field in the Licensed Territory, provided that on a Product-by-Product basis, Licensor or an Affiliate of Licensor will be the Product License Holder for each of the Products in each country of the Licensed Territory (i) unless the prevailing Laws or regulations in any given country of the Licensed Territory would not allow Licensor or its Affiliate to hold the Marketing Authorization for such Product, in which case the identity of the Product License Holder in such country for such Product and arrangements concerning the ownership, maintenance and transferability of such Marketing Authorization shall be subject to Licensor’s approval, such approval not to be unreasonably withheld or delayed, and (ii) in case, however, no alternative solution is agreed upon between the Parties, or available to the Parties in accordance with the prevailing Laws and regulations, then the Product License Holder for such Product in such country will be the Licensee (or its Affiliate or Sublicensee, as the case may be).

(b)    Sublicense Rights. Licensee may grant sublicenses of the license granted in Section 2.1(a) without the prior approval of Licensor, only to (A) its Affiliates, provided that such sublicense automatically terminates if such person, corporation, partnership or entity ceases to be an Affiliate of Licensee, and (B) Third Party subcontractors for the sole purpose of performing part of Licensee’s obligations under this Agreement, and in each case on the condition that Licensee shall at all times Develop, use, sell, offer for sale, import, distribute, register and manufacture and otherwise Commercialize Product in Licensee’s or its Affiliate’s name. Licensee shall not grant any sublicenses of the license granted in Section 2.1(a) to any Third Party (excluding any Third Party subcontractors as permitted in the preceding sentence) without the prior written approval of Licensor, which approval will not be unreasonably withheld or delayed by Licensor. A Sublicensee or a subcontractor may not be a competitor or an Affiliate of a competitor identified by Licensor to Licensee in writing upon the signing of this Agreement and attached hereto as Schedule 2, which may be supplemented from time to time during the Term upon written notice from Licensor. Licensee shall procure, and remain responsible and liable for, the performance of each Sublicensee under this Agreement, including for all payments due hereunder, even if such Sublicensee has read and agreed in writing to be bound to all of Licensee’s rights and obligations under this Agreement to the same extent as Licensee. Sublicenses granted under this Section 2.1(b) shall not include the right to sublicense.

(c)    Retained Rights. Notwithstanding the foregoing exclusive grant of rights to Licensee under this Section 2.1, Licensor retains the right to conduct development of Product in the Field in the Licensed Territory to support the development and commercialization of Product in the Licensor Territory. Such development activities specifically conducted by Licensor in the Licensed Territory will be subject to the Development Plan and JSC review and approval.

2.2.    License to Licensor. Subject to the terms and conditions of this Agreement, including section 8.1, Licensee hereby grants to Licensor an exclusive (even as to Licensee), fully paid, royalty-free right and license (with the right to grant sublicenses), under the Licensee Know How, to (a) develop Product in the Field in order to obtain or maintain Regulatory Approval in the Licensor Territory, and (b) make, use, sell, offer for sale, import, distribute, warehouse, market, promote, apply for and submit applications for Drug Approval, Pricing Approval and Reimbursement Approval, and otherwise commercialize Product in the Field in the Licensor Territory.

2.3.    Negative Covenants.

(a)    Licensee shall not, and will not permit any of its Affiliates or Sublicensees to use or practice any Licensor Technology outside the scope of the licenses granted to it under Section 2.1. Licensor shall not, and shall not permit any of its Affiliates or its Sublicensees to use or practice any Licensee Technology outside the scope of the licenses granted to it under Section 2.2.

(b)    Neither Party will participate in any cross-territorial selling or distribution into the other Party’s territory without the other Party’s written consent.

2.4.     Non-Compete Covenants.

(a)    During the period commencing on the Effective Date and ending on the date that is ten (10) years after the First Commercial Sale of the Istaroxime Product in the PRC, Licensee, Licensee’s Affiliates, and its and their respective Sublicensees shall not develop, register, manufacture, have manufactured, import, export, market, distribute, or sell anywhere in the world any product for the treatment of ADHF without Licensor’s prior written consent, which consent Licensor may grant or withhold in its sole discretion.

(b)    During the period commencing on the Effective Date and ending on the date that is ten (10) years after the First Commercial Sale of the first Dual Mechanism SERCA2a Activator Product in the PRC, Licensee, Licensee’s Affiliates, and its and their respective Sublicensees shall not develop, register, manufacture, have manufactured, import, export, market, distribute, or sell anywhere in the world any heart failure product intended to activate SERCA2a without Licensor’s prior written consent, which consent Licensor may grant or withhold in its sole discretion.

(c)     During the period commencing on the Effective Date and ending on the date that is ten (10) years after the First Commercial Sale of the first Rostafuroxin Product in the PRC, Licensee, Licensee’s Affiliates, and its and their respective Sublicensees shall not develop, register, manufacture, have manufactured, import, export, market, distribute, or sell anywhere in the world any product targeting mutant adducin and endogenous ouabain for treatment of genetically associated hypertension which would compete directly with a Rostafuroxin Product without Licensor’s prior written consent, which consent Licensor may grant or withhold in its sole discretion.

(d)    Neither Party nor any of their respective Affiliates will take, support, permit to be done or encourage any action with respect to any Product that is likely to have a Material Impact in the other Party’s territory.

2.5.    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.6.    Third Party Technology. If, after the Effective Date, Licensor or any of its Affiliates (i) acquires a license with the right to sublicense under Third Party Technology for use in connection with the Development or Commercialization of a Product in or for the Licensed Territory, and (ii) would be subject to payment obligations to such Third Party on account of Licensee’s exploitation of such Third Party Technology in connection with the Development or Commercialization of such Product in or for the Licensed Territory, then Licensor will promptly provide Licensee with written notice of such acquisition and the additional financial terms to which Licensor would be subject if Licensee were to exploit a license under such Third Party Technology. If Licensee desires to obtain such license it will notify Licensor in writing and this Agreement will be deemed amended to reflect such additional financial terms and to provide that the applicable Third Party Technology will be included in Licensor Technology under this Agreement.

ARTICLE 3

GOVERNANCE

3.1.    Joint Steering Committee.

(a)    Formation and Role. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JSC shall be:

(i)    to review, discuss and approve the overall strategy for the Development and Regulatory Approval of the Products in the Field in the Licensed Territory;

(ii)    to review and discuss the overall performance of the Parties pursuant to this Agreement and to compare such performance to the objectives outlined in the Development Plan and to the diligence obligations set forth in Section 4.4;

(iii)    to review, discuss and approve the Development Plan (including the Regulatory Plan), and any amendments to the Development Plan proposed by the JDC;

(iv)    to review, discuss and approve the conduct by Licensee of all country-specific or jurisdiction-specific regulatory activities in the Licensed Territory;

(v)    to review and discuss the Commercialization Plan and any amendments to the Commercialization Plan proposed by either Party;

(vi)    to review and discuss the overall strategy for Pricing Approval and Reimbursement Approval of Product in the Field in the Licensed Territory, and all country-specific or jurisdiction-specific pricing and reimbursement negotiations in the Licensed Territory, provided global pricing of Product (including pricing floors for referencing countries) will be established collaboratively at the JSC (and in conjunction with other applicable parties, as necessary);

(vii)    to discuss the Parties’ activities with respect to the Products in the Field in the Licensed Territory in conjunction with Licensor’s and its other licensees’ activities with respect to the Products in the Field in the Licensed Territory or the Licensor Territory;

(viii)    to direct and oversee the JDC, JCC and any other operating committee (the “Other Committees”) established by the JSC on all significant issues that fall within the purview of such committees;

(ix)    to appoint Other Committees, consisting of equal numbers of appropriately qualified members appointed by each Party, from time to time as it deems fit;

(x)    to attempt to resolve, in a timely manner, issues presented to it by, and disputes within, the JDC, JCC and Other Committees; and

(xi)    to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as mutually determined by the Parties in writing.

The JSC has only the powers expressly assigned to it in this Section 3.1 and elsewhere in this Agreement. The JSC has no power to interpret, amend, modify, or waive compliance with this Agreement.

(b)    Members. Each Party shall initially appoint two (2) representatives to the JSC, each of whom will be the CEO or Director Advisory to the CEO (preferrable) or an officer of such Party having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual written consent of its members and each Party may replace its representatives at any time upon written notice to the other Party; provided, however, that the JSC will at all times consist of equal numbers of members appointed by each Party. If a JSC representative from either Party is unable to attend or participate in a meeting of the JSC, the Party who designated such representative may designate an appropriately qualified substitute representative for the meeting. The JSC will have a chairperson, who will be designated, on an annual basis, alternatively by Licensor or Licensee. The Licensor shall select the initial chairperson. The role of the chairperson is to convene and preside at all meetings of the JSC and to ensure the preparation of meeting minutes, but the chairperson has no additional powers or rights beyond those held by other JSC representatives.

(c)    Meetings. The JSC shall meet at least one (1) time every quarter for the first year and then every other Calendar Quarter during the Term until Regulatory Approval of the Istaroxime Product, the first Dual Mechanism SERCA2a Activator Product and Rostafuroxin Product is achieved; thereafter, the JSC shall meet at least one (1) time per Calendar Year during the Term. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) upon at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party shall provide the JSC no later than [***] before the special meeting with materials reasonably adequate to enable an informed decision to be made by its members. The JSC may meet in person, by videoconference or by teleconference. As appropriate, other employee representatives or agents of the Parties may attend JSC meetings as non-voting observers or presenters. The chairperson of the JSC shall prepare reasonably detailed written minutes of all JSC meetings that reflect and include all material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within [***]after each JSC meeting. Such minutes will be approved unless one or more members of the JSC object to the accuracy of such minutes within [***] after receipt.

(d)    Decision Making. Actions to be taken by the JSC will be taken only following [***] vote, with each Party having [***] representing the views of its members. If the JSC fails to reach [***] agreement on a matter before it for decision for a period in excess of [***], either Party may submit the matter in writing to the other, and the Parties shall refer such dispute to a designated executive officer of Licensor and a designated executive officer of Licensee (or their respective designees) (the “Executive Officers”) for resolution in accordance with the decision-making procedures described in Section 13.2; provided, however, [***]. Each Party retains the rights, powers, and discretion granted to it under this Agreement, and neither Party shall delegate to or vest any such rights, powers, or discretion in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the foregoing, the JSC does not have the power to interpret, amend, modify, or waive compliance with this Agreement.

3.2.    Joint Development Committee.

(a)    Formation and Role. Within [***] after the Effective Date, the Parties shall establish a joint development committee (the “JDC”) that will monitor the Development of Product in the Field in the Licensed Territory. The role of the JDC is:

(i)    to monitor the Development of Product in the Field in the Licensed Territory, and to discuss the development of Product in the Field in the Licensor Territory;

(ii)    to prepare the Development Plan (including the Regulatory Plan) and any amendments to the Development Plan, including the budget and anticipated timeline for performing each Development activity and the detailed design including the key elements of the protocol of each Clinical Study or other study included or proposed to be included in the Development Plan, for review, discussion and approval by the JSC;

(iii)    to agree on the plan (1) to determine the regulatory requirements for approval in the licensed indication(s) if these requirements are not already clearly stated in written documents from the applicable Regulatory Authority and (2) to address such requirements;

(iv)    to review, discuss and coordinate the Parties’ scientific presentation and publication strategy relating to Product in the Field, if any;

(v)    to discuss Development activities in the Field as between the Licensed Territory and the Licensor Territory;

(vi)    to facilitate the flow of Information between the Parties with respect to the development of, and obtaining Drug Approval for, Product in the Field; and

(vii)    to perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Development of Product in the Field in the Licensed Territory, as directed by the JSC.

(b)    Members. Each Party shall initially appoint two (2) representatives to the JDC, each of whom will be an officer or employee of such Party having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities. The JDC may change its size from time to time by mutual written consent of its members and each Party may replace its representatives at any time upon written notice to the other Party. If a JDC representative from either Party is unable to attend or participate in a meeting of the JDC, the Party who designated such representative may designate an appropriately qualified substitute representative for the meeting. The JDC will have a chairperson designated on an annual basis, with the Licensor and Licensee alternating the designation of the role each year. The role of the chairperson is to convene and preside at all meetings of the JDC and to ensure the preparation of meeting minutes, but the chairperson has no additional powers or rights beyond those held by other JDC representatives.

(c)    Meetings. The JDC shall meet at least one (1) time per Calendar Quarter during the Term. Either Party may also call a special meeting of the JDC (by videoconference or teleconference) upon at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party shall provide the JDC no later than [***] before the special meeting with materials reasonably adequate to enable an informed decision to be made by its members. The JDC may meet in person, by videoconference or by teleconference. As appropriate, other employee representatives or agents of the Parties may attend JDC meetings as non-voting observers or presenters. The chairperson of the JDC shall prepare reasonably detailed written minutes of all JDC meetings that reflect and include all material decisions made at such meetings. The JDC chairperson shall send draft meeting minutes to each member of the JDC for review and approval within [***] after each JDC meeting. Such minutes will be approved unless one or more members of the JDC object to the accuracy of such minutes within [***] of receipt.

(d)    Decision Making. Actions to be taken by the JDC will be by vote, and in the event of equality of votes, with Windtree, as the global licensor, having the final decision authority. Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party shall delegate to or vest any such rights, powers, or discretion in the JDC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the foregoing, the JDC does not have the power to interpret, amend, modify, or waive compliance with this Agreement. The JDC shall have the authority to determine what Development-related information is materially different from the JSC approved Development Plan or otherwise important enough to bring to the JSC.

(e)    Approval Procedure for the Initial Development Plan. Within [***] of the Effective Date, the JDC shall prepare and submit an initial Development Plan for JSC approval in accordance with Section 2.4(b). Thereafter, on or before each anniversary of the Effective Date, the JDC shall prepare and submit a Development Plan for the upcoming year for JSC approval.3

3.3.    Joint Commercialization Committee.

(a)    Formation and Role. At least [***] before the anticipated launch of Product in the Field in [***], whichever shall occur first, the Parties shall establish a joint commercialization committee (the “JCC”) that will oversee the Commercialization of Product in the Field in the Licensed Territory. The role of the JCC is:

(i)    to discuss the Parties’ respective Commercialization activities in and as between the Licensed Territory and the Licensor Territory;

(ii)    to review and comment upon the Commercialization Plan submitted by Licensee, as well as any amendments thereto submitted by Licensee, and to submit such Commercialization Plan or amendment thereto to the JSC for review and discussion;

(iii)    to monitor implementation of the Commercialization Plan;

(iv)    to review and discuss overall strategy for Pricing Approval and Reimbursement Approval of Product in the Field in the Licensed Territory;

(v)    to review, discuss and coordinate the Parties’ attendance, Product messaging and presentations (including “poster-board” presentations and industry booths) at international seminars and conferences at which Product is being discussed, if any; and

(vi)    to perform such other functions as appropriate to further the purposes of this Agreement with respect to the Commercialization of Product, as directed by the JSC.

(b)    Members. Each Party shall initially appoint two (2) representatives to the JCC, each of whom will be an officer or employee of such Party having sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities. The JCC will have a chairperson appointed by the Licensee who will be designated on an annual basis. The JCC may change its size from time to time by mutual written consent of its members and each Party may replace its representatives at any time upon written notice to the other Party. If a JCC representative from either Party is unable to attend or participate in a meeting of the JCC, the Party who designated such representative may designate an appropriately qualified substitute representative for the meeting. The JCC will have a chairperson, who will be designated, on an annual basis, alternatively by Licensor or Licensee. Licensee shall select the initial chairperson. The role of the chairperson is to convene and preside at all meetings of the JCC and to ensure the preparation of meeting minutes, but the chairperson has no additional powers or rights beyond those held by other JCC representatives.

(c)    Meetings. The JCC shall meet at least one (1) time per Calendar Year after its formation during the Term. Either Party may also call a special meeting of the JCC (by videoconference or teleconference) upon at least five (5) Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party shall provide the JCC no later than five (5) Business Days before the special meeting with materials reasonably adequate to enable an informed decision to be made by its members. The JCC may meet in person, by videoconference or by teleconference. As appropriate, other employee representatives or agents of the Parties may attend JCC meetings as non-voting observers or presenters. The chairperson of the JCC shall prepare reasonably detailed written minutes of all JCC meetings that reflect and include all material decisions made at such meetings. The JCC chairperson shall send draft meeting minutes to each member of the JCC for review and approval within [***] after each JCC meeting. Such minutes will be approved unless one or more members of the JCC object to the accuracy of such minutes within [***] of receipt.

(d)    Decision Making. Actions to be taken by the JCC will be taken only following [***] vote, with each Party having [***] representing the views of its members. If the JCC fails to reach [***] agreement on a matter before it for decision for a period in excess of [***] from the date first presented to the JCC in writing, the JCC shall refer the matter promptly to the JSC for timely resolution. Each Party retains the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JCC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the foregoing, the JCC does not have the power to interpret, amend, modify, or waive compliance with this Agreement.

3.4.    Good Faith. In conducting themselves on any committees, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use Commercially Reasonable Efforts to reach consensus on all matters before them. In exercising any decision-making authority granted to it under this Article 3, each Party shall conduct its discussions in good faith with a view toward operating for the mutual benefit of the Parties and in furtherance of the successful Development and Commercialization of Product in the Licensed Territory. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of their respective Affiliates will be required to take, or will be penalized for not taking, any action that is not in compliance with such Party’s ethical business practices and policies or that such Party reasonably believes is not in compliance with Laws.

ARTICLE 4

PRODUCT DEVELOPMENT

4.1.     Overview. The Parties desire and intend to collaborate with respect to the development of Product in the Field, as and to the extent set forth in this Agreement. As between the Parties, except as set forth in this Article 4 or in the Development Plan, Licensor shall be responsible for development of the Products in the Licensor Territory, and Licensee shall be responsible for Development of the Products in the Licensed Territory. However, Licensor will designate Licensee its exclusive agent and exclusive representative to Develop the Products in the name of and on behalf of Licensor (as the Product License Holder), consistent with and subject to the license grant provided to Licensee under Section 2.1(a), in the Licensed Territory. Licensor will use Commercially Reasonable Efforts to provide Licensee access to all relevant supplies, licenses, regulatory correspondence and all other information required to enable Licensee to fulfill its responsibilities.

4.2.     Development Plan.

(a)    General. Licensee shall develop each of the Products with respect to the Field pursuant to a comprehensive written development plan (the “Development Plan”) that specifies all Development activities for such Product in the Field in the Licensed Territory, and that includes an anticipated timeline for performing those activities necessary to obtain Regulatory Approval in the Field in the PRC and other countries of the Licensed Territory (such timeline, the “Regulatory Plan”). Without limiting the foregoing, such Regulatory Plan shall include any chemistry, manufacturing and controls activities that need to be integrated into the clinical/regulatory pathway for submission for Regulatory Approval in the Licensed Territory.

(b)    Preparation and Approval. Within [***] after the Effective Date, the JDC will prepare and submit to the JSC for its review, discussion and approval the initial Development Plan (which initial Development Plan, for clarity, shall also include the initial Regulatory Plan).

(c)    Amendments.

(i)    The JDC shall periodically (including at the specific times specified in this Section 4.2(c)) review, and, as required, prepare an amendment to the then-current Development Plan, for review, discussion and approval by the JSC. Such amended Development Plan will reflect any changes (including additions) to the Development of Product in the Field in the Licensed Territory. Once approved by the JSC, the amended Development Plan will become effective and supersede the previous Development Plan as of the date of such approval.

(ii)    In addition to the foregoing, [***], and more frequently at the discretion of the JDC, the JDC shall determine if an amendment is needed to the then-current Development Plan and, if appropriate, shall prepare and submit to the JSC for its review, comment and approval, such amendment to the Development Plan.

(d)    Performance. The Parties shall collaborate in good faith and each Party shall use Commercially Reasonable Efforts so that the Development activities for the Licensed Territory as set forth in the Development Plan are conducted as efficiently and as timely as possible. Each Party shall conduct its activities under the Development Plan in a good scientific manner and in compliance in all material respects with all Laws and practice standards. The Licensee shall only engage in Development activities that are included in the Development Plan approved by the JSC and shall not undertake or otherwise conduct any Development that is outside the scope of the Development Plan unless and until an amended Development Plan that covers the relevant additional scope is approved by the JSC.

4.3.    Development Costs. Licensee shall pay 100% of all Licensed Territory Development Costs, which shall be limited to future costs incurred on or after the Effective Date and shall not include any historical costs incurred before the Effective Date, if applicable.

4.4.    Diligence. Licensee shall use Commercially Reasonable Efforts to Develop the Istaroxime Product and contribute to development of at least one Dual Mechanism SERCA2a Activator Product (with CV-101 as the lead candidate) in the Field in the PRC as the primary target country and subsequently in the other countries or jurisdictions in the Licensed Territory, in accordance with the activities and responsibilities under the Development Plan. Licensee shall initiate the necessary Development activities in respect of the Istaroxime Product and the CV-101 Dual Mechanism SERCA2a Activator Product promptly after approval of the Development Plan by the JSC; provided that the Parties may exclude Development of the CV-101 Dual Mechanism SERCA2a Activator Product or any other Dual Mechanism SERCA2a Activator Product from the Development Plan until such time as a Party notifies the other Party that such exclusion is no longer acceptable .

For the Rostfuroxin Product, Licensee shall assess the case for development and commercialization based on available clinical data and market opportunity and if positive and agreed to by the JSC, use Commercially Reasonable Efforts to Develop the Rostafuroxin Product in the Field in the PRC as the primary target country and subsequently in the other countries or jurisdictions in the Licensed Territory, in accordance with the activities and responsibilities under the Development Plan.

4.5.    Data Exchange and Use. Subject to the terms and conditions of this Agreement, each Party shall promptly provide to the other Party, free of charge, all Information and all clinical and non-clinical data obtained by such Party or any of its Affiliates or sublicensees related to Product. The Party that provides such Information shall be responsible for obtaining all governmental approvals or filings required by Laws for the purpose of providing such Information to the other Party. Each Party shall cooperate in good faith to provide the other Party access to and reasonable assistance with all Licensor Technology or Licensee Technology, as applicable, and other Confidential Information as may be required for such Party to exercise the rights and licenses explicitly granted to it and to perform its obligations under this Agreement.

4.6.    Development Reports. Both the Licensor and Licensee shall provide the JDC with written reports detailing its Development activities under this Agreement and the results of such activities at least [***] in advance of each regularly scheduled JDC meeting. The Parties shall discuss the status, progress and results of the Licensor's Development and the Licensee’s Development activities under this Agreement at such regularly scheduled JDC meetings.

4.7.    Development Records. Each Party shall maintain complete, current and accurate records of all Development activities conducted by it hereunder, and all data and other Information resulting from such activities. Such records will fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Licensee shall document all non-clinical studies and Clinical Studies in formal written study records according to Laws, including applicable national and international guidelines such as ICH, GCP and GLP. Licensor may review and copy all such records maintained by Licensee at reasonable times, and upon reasonable notice, may also obtain access to the original records to the extent Licensor has a right to use the data and other Information contained in such records.

4.8.    Compliance with Laws. Each Party shall conduct its activities under this Agreement in a good scientific manner and comply in all material respects with all Laws, including applicable national and international guidelines such as ICH, GCP and GLP, and all applicable Laws related to data exchange.

ARTICLE 5

REGULATORY MATTERS

5.1.    Regulatory Responsibilities in the Licensed Territory.

(a)    Subject to the oversight of the JDC and the JSC, Licensee shall lead and be responsible to conduct all country-specific or jurisdiction-specific regulatory activities and pricing and reimbursement negotiations in the Licensed Territory with respect to each of the Products in the Field. Licensee shall use Commercially Reasonable Efforts in respect of each of the Products as the primary interface with and shall otherwise handle all correspondence, meetings and other interactions with the relevant Regulatory Authorities concerning regulatory activities related to each of the Products in the Field in the Licensed Territory, and Licensee shall prepare and file any and all Regulatory Materials for each of the Products in the Field in the Licensed Territory at its sole expense in accordance with the Development Plan. Each Party shall assist and cooperate with the other Party in connection with the preparation and filing of such Regulatory Materials, as reasonably requested by Licensee, including preparation of ongoing Clinical Studies, study reports, Periodic Safety Update Reports, and any required Drug reports. Licensee will provide safety reports from studies in the licensed region that may be required to allow the Licensor to progress Regulatory filings or maintain compliance with global safety reporting requirements. Licensor shall have the right to approve all regulatory filings and communications in the Licensed Territory for Product for which Licensor is or will be the Product License Holder. Upon the issuance of the Drug Approval for any Product for which Licensor is the Product License Holder, one original of the Drug Approval shall be provided to Licensor, who shall take and retain physical possession thereof.

(b)    Licensee shall keep Licensor informed at JDC meetings of regulatory developments relating to Product in the Field in the Licensed Territory and shall promptly notify Licensor in writing of any action or decision by any Regulatory Authority in the Licensed Territory regarding Product in the Field. Licensee shall provide Licensor with reasonable advance notice of all non-routine meetings, conferences and discussions scheduled with any Regulatory Authority in the Licensed Territory concerning Product, and shall consider in good faith any input from Licensor in preparing for such meetings, conferences or discussions. To the extent permitted by Laws, Licensor may participate in any such meetings, conferences or discussions and Licensee shall facilitate such participation. Upon Licensor’s request, Licensee shall provide Licensor with English translations of all regulatory documents obtained from Regulatory Authorities and written summaries of such meetings, conferences or discussions in English as soon as practicable after the conclusion thereof.

(c)    Licensor shall compile and provide to Licensee the CMC Information that is in the possession or under the control of Licensor and required for Licensee to obtain and maintain Regulatory Approval of Product in the Field in the Licensed Territory. Licensee shall use the CMC Information provided to it by Licensor for obtaining and maintaining Regulatory Approval of Product in the Field in the Licensed Territory. At Licensee’s request, Licensor shall provide reasonable assistance to Licensee with respect to communications with Regulatory Authorities in the Licensed Territory regarding the manufacture of Product or the CMC Information. Furthermore, Licensor shall promptly provide to Licensee the CMC information, technology transfer information and relevant know-how that is necessary or useful for Licensee to be able to manufacture the Products in the Licensed Territory.

(d)    Further to its obligations as exclusive agent and exclusive representative to Develop the Products in the name of and on behalf of Licensor in the Licensed Territory, consistent with and subject to the license grant provided to Licensee under Section 2.1(a) and except as otherwise determined by the JSC, Licensee shall seek Regulatory Approval of the Istaroxime Product in each of [***] after Licensor’s or Licensee’s completion of a final, successful Phase 3 Study of such Product. Licensee shall seek Regulatory Approval for a Dual Mechanism SERCA2a Activator Product as well as for Rostafuroxin within [***] after (i) [***] or (ii) [***]. In the event that the applicable Laws or Regulatory Authorities in the Licensed Territory impose any obligations on the Licensor as the Product License Holder, to the extent permissible by Laws, Licensor hereby authorizes and delegates Licensee to perform and complete such required obligations on behalf of Licensor.

5.2.    Regulatory Responsibilities in the Licensor Territory.

(a)    Licensor shall lead and be responsible to conduct all regulatory activities in the Licensor Territory with respect to Product.

(b)    Licensor owns all Regulatory Materials (including Regulatory Approvals) for Product in the Licensor Territory and shall prepare and file any and all Regulatory Materials for Product in the Licensor Territory at its sole expense.

(c)    Licensor shall keep Licensee informed of regulatory developments relating to Product in the Field in the Licensor Territory through regular reports at the JDC meetings and shall promptly notify Licensee in writing of any action or decision by any Regulatory Authority in the Licensor Territory relating to Product in the Field.

(d)    Unless the Parties otherwise agree in writing: (i) Licensee shall not communicate with respect to Product with any Regulatory Authority having jurisdiction in the Licensor Territory, unless so ordered by such Regulatory Authority, in which case Licensee shall provide immediate notice to Licensor of such order; and (ii) Licensee shall not submit any Regulatory Materials or seek Regulatory Approvals for Product in the Licensor Territory.

5.3.    Regulatory Costs. Licensee shall pay all costs and expenses related to the preparation, filing and maintenance of all Regulatory Materials and Regulatory Approvals for Product in the Field in the Licensed Territory, subject to Section 7.2. Licensor shall pay all costs and expenses related to the preparation, filing and maintenance of all Regulatory Materials and Regulatory Approvals for Product in the Licensor Territory.

5.4.    Rights of Reference to Regulatory Materials. Licensor hereby grants to Licensee a right of reference to all Regulatory Materials filed by or on behalf of Licensor, which right of reference Licensee may use for the sole purpose of seeking, obtaining and maintaining Regulatory Approvals and Developing, manufacturing, and Commercializing Products in the Field in the Licensed Territory. Licensee hereby grants to Licensor and Licensor’s licensees in the Licensor Territory a right of reference to all Regulatory Materials filed by or on behalf of Licensee, which right of reference Licensor may use for the sole purpose of seeking, obtaining and maintaining Regulatory Approvals and developing, manufacturing and commercializing Products in the Licensor Territory. Each Party shall support the other Party, as reasonably requested by such other Party, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.

5.5.    No Harmful Actions.

(a)    If Licensor reasonably believes that Licensee is taking or intends to take any action with respect to a Product that is likely to have a Material Impact in the Licensor Territory, Licensor may bring the matter to the attention of the JSC. Licensee shall not proceed with any such action or alternative course of action until it is approved by the JSC in accordance with Section 3.1(d).

(b)    If Licensee reasonably believes that Licensor is taking or intends to take any action with respect to a Product that is likely to have a Material Impact in the Field in the Licensed Territory, Licensee may bring the matter to the attention of the JSC. Licensor shall not proceed with any such action or alternative course of action until it is approved by the JSC in accordance with Section 3.1(d).

5.6.    Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may affect the Development, Commercialization or regulatory status of a Product. Upon receipt of such information, the Parties shall consult with each other to arrive at a mutually acceptable procedure for taking appropriate action.

5.7.    Adverse Event Reporting and Safety Data Exchange. Within [***] the anticipated launch of a Product in the Licensed Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, and any other information concerning such Product’s safety. Such guidelines and procedures will be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Laws. Furthermore, such agreed procedure will be consistent with relevant ICH Guidelines, except where said guidelines may conflict with existing local regulatory or safety reporting requirements, in which case local reporting requirements shall prevail. Licensee shall report quality complaints, adverse events and safety data related to such Product in the Field to applicable Regulatory Authorities in the Licensed Territory, and shall respond to safety issues and to all requests of Regulatory Authorities relating to such Product in the Field in the Licensed Territory. Licensor shall maintain a worldwide safety database pursuant to the terms of the Pharmacovigilance Agreement. Each Party shall comply with its respective obligations under the Pharmacovigilance Agreement and shall cause its Affiliates and Sublicensees to comply with such obligations.

5.8.    Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that a Product may be subject to any recall, corrective or other regulatory action taken by virtue of Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Each Party shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the manufacture, distribution and use of such Product. If Licensee determines that any Remedial Action with respect to such Product in the Field in the Licensed Territory should be commenced or is required by Law or the applicable Regulatory Authority, Licensee may, at its expense (except to the extent that such Remedial Action is due to Licensor’s default or inaction), control and coordinate all efforts necessary to conduct such Remedial Action; provided that, with respect to any such Remedial Action that is not required by Laws or the applicable Regulatory Authority, the JSC will review and approve such Remedial Action. If the JSC fails to approve a Remedial Action that is not imposed upon Licensee by Laws or a Regulatory Authority within [***] after such Remedial Action is presented to the JSC for review and approval, then the Parties’ Executive Officers shall, within [***] thereafter, review and approve such Remedial Action or, if the Executive Officers fail to approve such Remedial Action within such time period, Licensee shall make the final decision regarding such Remedial Action notwithstanding Sections 13.1 and 13.2, provided that, so long as Licensor is the Product License Holder for a Product, Licensor shall make the final decision regarding such Remedial Action involving such Product notwithstanding Sections 13.1 and 13.2.

ARTICLE 6

COMMERCIALIZATION

6.1.    Overview of Commercialization in the Licensed Territory. Subject to the terms and conditions of this Article 6 and subject to oversight by the JSC, as between the Parties, Licensee is responsible for all aspects of the Commercialization of Product in the Field in the Licensed Territory, including: (a) developing and executing a commercial launch and pre- launch plan; (b) negotiating with applicable Governmental Authorities regarding the price and achieving reimbursement status of such Product; (c) pre-launch, launch and post-launch marketing and promotion activities (including providing appropriate marketing personnel and various marketing tools as appropriate to meet the Parties’ business objectives in the Licensed Territory); (d) booking sales, and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Laws relating to the marketing, detailing and promotion of such Product in the Field in the Licensed Territory. Licensee shall bear all of the costs and expenses incurred in connection with such Commercialization activities. For clarity, Licensee shall control and execute the commercial strategy for Product in the Field within the Licensed Territory.

6.2.    Commercialization Plan for Licensed Territory.

(a)    Commercialization. Licensee shall Commercialize Product in the Field in the Licensed Territory pursuant to a commercialization plan prepared by Licensee (the “Commercialization Plan”). The Commercialization Plan will include a reasonably detailed description and timeline of Licensee’s Commercialization activities in the Field in each country or jurisdiction in the Licensed Territory for the next year, including Medical Affairs Activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters (such as size, structure of promotional resources and Product positioning and messaging) related to the launch and sale of Product in such country or jurisdiction in such year.

(b)    Plan and Amendments. Licensee shall inform the JCC of the Commercialization Plan no later than [***] before the anticipated launch of the first Product to be Commercialized in the PRC, for review and comment, after which the JCC shall submit such Commercialization Plan to the JSC for review. On at least an annual basis, Licensee shall prepare an amendment, as appropriate, to the then-current Commercialization Plan. Licensee shall keep the JCC informed about any material amendment to the Commercialization Plan.

(c)    Data Sharing. Licensor shall provide at all times during the Term, relevant data or information reasonably requested by Licensee in Licensor’s possession or Control to support Commercialization of Product in the Field in the Licensed Territory. Licensee shall provide at all times during the Term, relevant data or information reasonably requested by Licensor in Licensee’s possession or Control to support commercialization of Product in the Licensor Territory.

6.3.    Pricing. Licensee shall determine all pricing of Product in the Field in the Licensed Territory. For the avoidance of doubt, Licensor does not have any right to direct, control, or approve Licensee’s pricing of Product in the Field in the Licensed Territory. With respect to each Product that may be subject to global price referencing affecting markets outside the Licensed Territory, Licensee and Licensor shall develop through the JCC a global pricing strategy for submission and approval by the JSC.

6.4.    Pricing Approval. On a country-by-country basis, Licensee shall use Commercially Reasonable Efforts to obtain and maintain Pricing Approval where applicable, for Product in the Field in each country in the Licensed Territory in which it has obtained Drug Approval for such Product.

6.5.    Reimbursement Approval. On a country-by-country basis, Licensee shall use Commercially Reasonable Efforts to obtain and maintain Reimbursement Approval where applicable, for Product in the Field in each country in the Licensed Territory in which it has obtained Drug Approval for such Product.

6.6.    Commercial Diligence.

(a)    Licensee shall use Commercially Reasonable Efforts to Commercialize the Istaroxime Product and at least one Dual Mechanism SERCA2a Activator Product and for the Rostafuroxin Product in the Field in each country or jurisdiction in the Licensed Territory in which it receives Regulatory Approval. After the launch of each Product in the Field in the Licensed Territory, Licensee shall commit at least the same number of sales representatives and the same level of resources and infrastructure in connection with the Commercialization of such Product as are expended by Licensee and similarly-sized pharmaceutical companies with similarly-sized infrastructure to support and carry out similar operations in connection with the commercialization of products with similar market potential.

(b)    Licensee shall use Commercially Reasonable Efforts to achieve First Commercial Sale of each Product [***] after Drug Approval therefor has been obtained from the appropriate Regulatory Authority (or pricing and reimbursement approval where applicable) [***] to Commercialize such Product [***].

(c)    Licensee’s FTE and marketing spend (inclusive of costs of sales force, marketing materials, trade show attendance and medical affairs team) in respect of Commercializing the Products in the Licensed Territory shall be not less than [***]of the gross forecasted revenues expected to be derived from the sale of such Products as set forth in the Commercialization Plan.

6.7.    Cross-Territorial Restrictions. As permitted by Law, Licensee shall not, and shall ensure that its Affiliates and Sublicensees will not, either directly or indirectly, knowingly promote, market, distribute, import, sell or have sold Product, including via internet or mail order, into countries in the Licensor Territory. As to such countries in the Licensor Territory, Licensee shall not, and shall ensure that its Affiliates and Sublicensees will not: (i) establish or maintain any branch, warehouse or distribution facility for Product in such countries, (ii) engage in any advertising or promotional activities relating to Product that are directed primarily to customers or other purchasers or users of Product located in such countries, (iii) solicit or accept orders from any prospective purchaser located in such countries, or (iv) sell or distribute Product to any person in the Licensed Territory who it knows intends to sell Product in such countries. If Licensee receives any order from a prospective purchaser located in a country in the Licensor Territory, Licensee shall refer that order to Licensor, and Licensee shall not accept any such orders. Licensee shall not deliver or tender (or cause to be delivered or tendered) Product into a country in the Licensor Territory.

6.8.    Territorial Coordination. The Parties shall, where appropriate, coordinate their Commercialization activities between the Licensor Territory and the Licensed Territory through the JCC, which coordination may include implementation of a global branding strategy for each Product in the Field.

6.9.    Reports. Each Party shall update the JCC at each regularly scheduled JCC meeting regarding its commercialization activities and results metrics with respect to Product in the Field in its applicable territory. Each such update will be in a form to be agreed by the JCC and will summarize such Party’s significant commercialization activities with respect to Product in the Field in its applicable territory pursuant to this Agreement, covering subject matter at a level of detail reasonably requested by the Parties and sufficient to enable each Party to assess the other Party’s compliance with its obligations pursuant to Section 6.6.

ARTICLE 7

COMPENSATION

7.1.    Phase 3 Development Milestone Payment. Within [***] after acceptance by the NMPA of a plan for a Phase 3 Study for an Istaroxime Product for the treatment of ADHF, Licensee shall pay Licensor non-refundable amounts equal in the aggregate to [***] as a one-time pre-development payment.

7.2.    Licensed Territory Development Costs. Pursuant to Section 4.3, Licensee shall solely bear all Licensed Territory Development Costs and shall reimburse Licensor for any reasonable expenses paid by Licensor with respect to Development costs directly incurred in or for the Licensed Territory after the Effective Date. Such costs will be discussed with Licensee and approved by Licensee in advance. Notwithstanding the above, so long as Licensor is the Product License Holder of a Product in the Licensed Territory, Licensor shall solely bear all Licensed Territory Development costs in connection with any filing fees payable to Regulatory Authorities in the Licensed Territory relative to such Product.

7.3.   Milestone Payments.

(a)    Regulatory/Commercial Milestones. In addition to the payment set forth in Section 7.1, Licensee shall pay the following one-time non-refundable regulatory/commercial milestone payments to Licensor, each within [***] after the first achievement of each regulatory/commercial milestone event indicated below:

Istaroxime Product Regulatory/Commercial Milestone Event	Milestone Payment, US$
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Dual Mechanism SERCA2a Activator Product Regulatory/Commercial Milestone Event	Milestone Payment, US$
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Rostafuroxin Product Regulatory/Commercial Milestone Event	Milestone Payment, US$
[***]	[***]
[***]	[***]

(b)    Net Sales Milestone Payments in the Licensed Territory. Licensee shall make the following one-time, non-refundable, non-creditable milestone payments to Licensor when the aggregate Net Sales of a given Product or Products, as applicable, in the Field in the Licensed Territory first reaches the specified amount listed in the “Milestone Event” column below in any Calendar Year. Licensee shall pay to Licensor such amount within [***] in which such Milestone Event is achieved.

Istaroxime Product Net Sales Milestone Event	Milestone Payment, US$
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Dual mechanism SERCA2a Activator Product Net Sales Milestone Event	Milestone Payment, US$
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Rostafuroxin Product Net Sales Milestone Event	Milestone Payment, US$
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

7.4.     Royalties.

(a)    Royalty Rates [***]. Licensee shall pay to Licensor non-refundable, non-creditable royalties on Net Sales of [***]in the Licensed Territory during the Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental, aggregated Net Sales of [***] in the Field in the Licensed Territory each Calendar Year.

Annual Net Sales of [***]in the Licensed Territory	Royalty Rate, %
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Royalty Rates [***]. Licensee shall pay to Licensor non-refundable, non-creditable royalties on Net Sales of [***] in the Licensed Territory during the Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental, aggregated Net Sales of [***] in the Licensed Territory each Calendar Year.

Annual Net Sales of [***] in the Licensed Territory	Royalty Rate,%
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(c)    Royalty Rates [***]. Licensee shall pay to Licensor non-refundable, non-creditable royalties on Net Sales of [***] in the Licensed Territory during the Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental, aggregated Net Sales of [***] in the Licensed Territory each Calendar Year.

Annual Net Sales of [***] in the Licensed Territory	Royalty Rate, %
[***]	[***]
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(d)    Duration. In consideration of rights granted under this Agreement, Licensee shall pay to Licensor royalties under this Section 7.4 on a country-by-country and Product-by-Product basis from the time of First Commercial Sale of such Product in such country until the latest of (i) the expiration of the last Valid Claim of all Licensor Patents claiming or covering such Product, as applicable, in the country of sale, (ii) the expiration or revocation of any applicable Regulatory Exclusivity in the country of sale, and (iii) ten (10) years from the date of First Commercial Sale of such Product in such country, at the rates set forth in Section 7.4(a), 7.4(b) or 7.4(c), as applicable. Thereafter, for the remainder of the Term in respect of such Product, Licensee shall pay to Licensor royalties on a country-by-country basis equal to (A) [***] of the royalty rates set forth in Section 7.4(a), 7.4(b) or 7.4(c), as applicable for a period of [***], and (B) [***] of the royalty rates set forth in Section 7.4(a), 7.4(b) or 7.4(c), as applicable thereafter.

(e)    Reports and Payments. Within [***] following the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Product is made anywhere in the Licensed Territory, Licensee shall provide Licensor with a report containing the following information for such Calendar Quarter, on a country-by- country basis: (i) the amount of gross sales of each Product in the Licensed Territory, (ii) an itemized calculation of Net Sales of each Product in the Licensed Territory showing deductions provided for in the definition of “Net Sales” and any rebates that are known to be required in respect of the Calendar Quarter in question, (iii) the conversion of such Net Sales from the currency of sale into Dollars, and (iv) the calculation of the royalty payment due on such sales, showing the application of the reduction, if any, made in accordance with the terms of Sections 7.4(a) or 7.4(d). Concurrent with the delivery of the applicable quarterly report, Licensee shall pay in Dollars all amounts due to Licensor pursuant to this Section 7.4(f) with respect to Net Sales by Licensee, its Affiliates and their respective Sublicensees for such Calendar Quarter.

(f)    Royalty Adjustment. In the event that, at any time during the Term, a Generic/Branded Generic of a Product is Marketed by a Third Party in any country in the Licensed Territory, the royalty rate applicable to such Product in such country shall be reduced by

(i) [***] for as long as there is only one Generic/Branded Generic of such Product being Marketed in such country; and (ii) [***] for as long as there is more than one Generic/Branded Generic of such Product being Marketed in such country. Prior to any royalty reduction pursuant to this Section 7.4(f), Licensee shall provide evidence of such Generic/Branded Generic of Product in such country. Solely for purposes of this Section 7.4(f), “Marketed” means the Third Party is active in its marketing and promotional efforts with respect to such Generic/Branded Generic of Product. Examples of “active” include: (x) pursuing inclusion in a tender process, and (y) marketing and promotional activities that are similar to those undertaken by Licensee with respect to such Product.

7.5.    Sublicense Income. In partial consideration of Licensor’s investment in development of Products in the Field before the Effective Date and Licensor’s grant of exclusive licenses to Licensee under the Licensor Technology, Licensee shall pay to Licensor [***] of any Sublicense Income it receives during the Term. Licensee will make such payment to Licensor on or before the following dates:

(a)    February 28 for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending December 31 of the prior Calendar Year;

(b)    May 31 for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending March 31 of such Calendar Year;

(c)    August 31 for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending June 30 of such Calendar Year; and

(d)    November 30 for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending September 30 of such Calendar Year.

Within sixty (60) days after the end of each Calendar Quarter (i.e. Feb. 28, May 31, August 31 and Nov. 30), Licensee shall deliver to Licensor a report setting out all details necessary to calculate Sublicense Income due under this Section 7.5 for such Calendar Quarter, including the method and currency exchange rates (if any) used to calculate Sublicense Income.

7.6.    Foreign Exchange. Conversion of sales recorded in local currencies to Dollars will be calculated, on a quarterly basis, using the mid-point rate of exchange for the last Business Day of the Calendar Quarter as reported in the Financial Times (London edition) on the last Business Day of each Calendar Quarter in the quarter before the date of payment.

7.7.    Payment Method; Late Payments. Each Party shall make all payments due hereunder in Dollars by wire transfer of immediately available funds into an account designated by the Party that is owed such payment (such Party, the “Payee”). For the avoidance of doubt, to the extent permissible by Laws, the Payee for Licensee shall be a non-PRC entity. If the Payee does not receive payment of any sum due to it on or before the due date, simple interest will thereafter accrue on the sum due to the Payee until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate as reported in The Wall Street Journal or the maximum rate allowable by Laws, whichever is lower.

7.8.    Records. Each Party shall keep (and shall ensure that its Affiliates and Sublicensees keep) such records as are required to determine, in accordance with the Accounting Standards, and this Agreement, the sums or credits due under this Agreement, including Licensed Territory Development Costs, Net Sales and Sublicense Income. Such Party shall retain all such books, records and accounts until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Laws. Licensee shall require its Sublicensees to provide to it a report detailing the foregoing expenses and calculations incurred or made by such Sublicensee, which report will be made available to Licensor in connection with any audit conducted by Licensor pursuant to Section 7.9.

7.9.    Audits. Each Party may have an independent certified public accountant, reasonably acceptable to the audited Party, have access during normal business hours, and upon reasonable prior written notice, to examine only those records of the audited Party (and its Affiliates and sublicensees) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than three (3) years before such Party’s request, the correctness or completeness of any report or payment made under this Agreement. The foregoing right of review may be exercised only once per year and only once with respect to each such periodic report and payment. Reports of the results of any such examination will be (a) limited to details of any discrepancies in the audited Party’s records relating to Product together with an explanation of the discrepancy and the circumstances giving rise to the discrepancy (b) made available to both Parties and (c) subject to Article 11. If the audit report concludes that (i) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 7.7 or (ii) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, with interest from the date when the original payment was made, in either case ((i) or (ii)), within thirty (30) days after the date on which such audit report is delivered to both Parties. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit, which covers the entire Calendar Year, discloses a variance to the detriment of the auditing Party of more than five percent (5%) from the amount of the original report, royalty or payment calculation, in which case the audited Party shall bear the full cost of the performance of such audit. The results of such audit will be final, absent manifest error.

7.10.    Taxes.

(a)    Taxes on Income. Each Party shall pay all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)    Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by one Party to the other Party under this Agreement. To the extent a Party is required to deduct and withhold taxes on any payment to the other Party, it shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes. The other Party shall provide the deducting Party any tax forms that may be reasonably necessary in order for it to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

ARTICLE 8

INTELLECTUAL PROPERTY MATTERS

8.1.    Ownership of and Rights to Intellectual Property.

(a)    As between the Parties, (i) Licensor is and shall remain the sole owner of the Licensor Technology, and (ii) Licensee is and shall remain the sole owner of the Licensee Technology existing as of the Effective Date.

(b)    Licensor shall own all Improvements to the Licensor Technology and all Improvements to the Licensee Technology that are conceived, created and reduced to practice solely by Licensor during the Term (collectively (i) and (ii) are “Licensor Improvements”).

(c)    Licensor and Licensee shall jointly own all Improvements to the Licensor Technology and all Improvements to the Licensee Technology that are jointly conceived, created and reduced to practice by Licensor and Licensee during the Term (“Joint Improvements”) and all Patents arising under this Section 8.1(c) are referred to as “Joint Patents”.

(d)    Licensee shall own all Improvements to the Licensor Technology and all Improvements to the Licensee Technology that are conceived, created and reduced to practice solely by Licensee during the Term (“Licensee Improvements”).

(e)    Subject to the terms and conditions of this Agreement, Licensee, to the extent not already granted in Section 2.2, hereby grants to Licensor during the Term, an exclusive (even as to Licensee), sublicensable license under the Licensee Technology and Licensee Improvements, including any Joint Improvements and Joint Patents, to (i) Develop Product in the Field to obtain or maintain Regulatory Approval in the Licensor Territory, and (ii) use, sell, offer for sale, import, export, make, have made, distribute, warehouse, market, promote, apply for and submit applications for Drug Approval and Reimbursement Approval and otherwise commercialize Product in the Field in the Licensor Territory. If Licensor desires to use any of the Licensee Technology, Licensee Improvements or any Joint Improvements in the Licensor Territory during the Term pursuant to the foregoing license grant, Licensor shall notify Licensee in writing and such license shall be royalty-free except as set forth below with respect to Licensee Patents and/or Joint Patents. If Licensor desires to exclusively license any of the Licensee Technology, Licensee Improvements or any Joint Improvements in the Licensor Territory after the termination or expiration of this Agreement, Licensor shall notify Licensee in writing. Following Licensee’s receipt of such notice, the Parties shall negotiate in good faith and on a case-by-case basis the terms and conditions of such license, including commercially reasonable royalty rates, provided that such royalty shall, in no event, exceed [***], and provided further that such terms and conditions relating to quarterly reporting and payment, currency exchange, audit rights, prosecution, maintenance and enforcement of intellectual property, and indemnification for Licensor’s use of such intellectual property, will otherwise be substantially similar to the comparable terms contained in this Agreement. Notwithstanding the first sentence of this Section 8.1(e) if Licensor desires to exclusively license any of the Licensee Patents and/or Joint Patents in the Licensor Territory during the Term and/or after the termination or expiration of this Agreement, Licensor shall notify Licensee in writing. Following Licensee’s receipt of such notice, the Parties shall negotiate in good faith and on a case-by-case basis, the terms and conditions of such license, including commercially reasonable royalty rates, provided that such royalty shall, in no event, exceed [***], and provided further that such terms and conditions relating to quarterly reporting and payment, currency exchange, audit rights, prosecution, maintenance and enforcement of intellectual property, and indemnification for Licensor’s use of such intellectual property, will otherwise be substantially similar to the comparable terms contained in this Agreement.

(f)    Licensor hereby provides a license to Licensee to use Licensor Improvements under the same conditions as described in Section 2.1.

(g)    For purposes of this Article 8, the term “Party” includes Affiliates, Sublicensees and designees in the performance of this Agreement.

8.2.    Filing, Prosecution and Maintenance of Patents.

(a)    Subject to Section 8.2(b), as between the Parties, Licensor may prepare, file, prosecute and maintain Licensor Patents and any Patents arising under Section 8.1(b) (the “Licensor Prosecuted Patents”). As between the Parties, Licensor shall bear all costs incurred by Licensor in connection with the preparation, filing, prosecution and maintenance of any Licensor Prosecuted Patent.

(b)    If Licensor decides anywhere in the Licensed Territory to abandon any Licensor Prosecuted Patent or not to apply for an extension of any Licensor Prosecuted Patent, including a supplementary protection certificate or equivalent thereof, Licensee may assume Licensor’s rights and responsibilities under this Section 8.2 with respect to such Licensor Prosecuted Patent in the Licensed Territory, and in connection with assuming such rights and responsibilities, Licensee may apply for any such extension (including a supplementary protection certificate or equivalent thereof) and Licensee will thereafter be responsible at Licensee’s cost and expense for the prosecution and maintenance of such Licensor Prosecuted Patent in the Licensed Territory.

(c)    Subject to Section 8.2(d), as between the Parties, Licensee may prepare, file, prosecute and maintain all Licensee Patents that are not assigned to Licensor pursuant to Section 8.1(b). As between the Parties, Licensee shall bear all costs incurred by Licensee in connection with the preparation, filing, prosecution and maintenance of any Licensee Patent.

(d)    If Licensee decides anywhere in the Licensor Territory to abandon any Licensee Patent or to not apply for an extension of any Licensee Patent, including a supplementary protection certificate or equivalent thereof, Licensor may assume Licensee’s rights and responsibilities under this Section 8.2 with respect to such Licensee Patent, and in connection with assuming such rights and responsibilities, Licensor may apply for any such extension (including a supplementary protection certificate or equivalent thereof) and Licensor will thereafter become responsible for the prosecution and maintenance of such Licensee Patent in the Licensor Territory.

(e)    The Parties shall agree on a case-by-case basis the appropriate allocation of costs and control concerning matters regarding the prosecution, maintenance, defense and infringement of any Joint Patent.

8.3.    Patent Enforcement in the Licensed Territory.

(a)    Notification. If either Party become aware of any existing or threatened infringement of any of the Licensor Patents, Joint Patents, or Licensee Patents in the Field in the Licensed Territory by a Third Party (“Licensed Territory Infringement”), such Party shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Licensed Territory Infringement.

(b)    Enforcement Rights. For any Licensed Territory Infringement, each Party shall share with the other Party all Information available to it regarding such actual or alleged infringement. As between the Parties, Licensor may bring an appropriate suit or other action against any person or entity engaged in such Licensed Territory Infringement, at Licensor’s cost and expense. Licensor shall have a period of [***] after its receipt or delivery of notice under Section 8.3(a) to elect to so enforce the Joint Patents, Licensor Patents or Licensee Patents against such Licensed Territory Infringement (or to settle or otherwise secure the abatement of such Licensed Territory Infringement). If Licensor fails or declines to commence a suit to enforce the applicable Joint Patents, Licensor Patents or Licensee Patents against such Licensed Territory Infringement or to settle or otherwise secure the abatement of such Licensed Territory Infringement within such period, then Licensee may commence a suit or take action to enforce such Joint Patents, Licensor Patents or Licensee Patents against such Licensed Territory Infringement at its own cost and expense. In this case, Licensor shall take appropriate actions to enable Licensee to commence a suit or take the actions set forth in the preceding sentence, at Licensee’s expense.

(c)    Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court, which consent will not be unreasonably withheld, conditioned or delayed. The non-enforcing Party may obtain separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d)   Settlement.

(i)    Licensee shall not settle any claim, suit or action that it brought under Section 8.3(b) in any manner that would negatively impact the applicable Licensor Patents, Joint Patents or Licensee Patents or that would limit or restrict the ability of Licensor to develop, make, use, import, offer for sale, sell or otherwise Commercialize a Product anywhere in the Licensor Territory, or to make or have made such Product anywhere in the world, without the prior written consent of Licensor, which consent will not be unreasonably withheld or delayed. Nothing in this Article 8 requires Licensor to consent to any settlement that is reasonably anticipated by Licensor to have a substantially adverse impact upon any Licensor Patent, Joint Patent or Licensee Patent in the Licensor Territory, or on the development, commercialization, use, importation, offer for sale or sale of a Product in the Licensor Territory, or to the manufacture of such Product anywhere in the world.

(ii)    Licensor shall not settle any claim, suit or action that it brought under Section 8.3(b) in any manner that would negatively impact the applicable Licensor Patents, Joint Patents or Licensee Patents or that would limit or restrict the ability of Licensee to Develop, make, use, import, offer for sale, sell or otherwise Commercialize a Product in the Field anywhere in the Licensed Territory, without the prior written consent of Licensee, which consent will not be unreasonably withheld, conditioned or delayed. Nothing in this Article 8 requires Licensee to consent to any settlement that is reasonably anticipated by Licensee to have a substantially adverse impact upon any Licensor Patent, Joint Patent or Licensee Patent in the Licensed Territory, or to the Development, manufacture, Commercialization, use, importation, offer for sale or sale of a Product in the Field in the Licensed Territory.

(e)    Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under Section 8.3(b) shall pay for any expenses incurred by such Party as a result of such claim, suit, or action. If such Party recovers monetary damages in such claim, suit or action, such recovery will be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amounts will be retained by the Party bringing suit; provided that, if Licensee is the Party bringing suit, such remaining amounts (after deduction of expenses (including legal fees)) will be deemed Net Sales and Licensee shall make a royalty payment to Licensor with respect thereto in accordance with Section 7.4.

8.4.    Infringement of Third Party Rights in the Licensed Territory. Subject to Article 10, if a Product used or sold by Licensee, its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Licensed Territory (each such claim or assertion a “Third Party Claim”), Licensee shall promptly notify Licensor and the Parties shall agree on and enter into a common interest agreement, pursuant to which the Parties will agree to work toward their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the Third Party Claim and the appropriate course of action. Licensee shall defend any such Third Party Claim, at Licensee’s cost and expense; provided that the provisions of Section 8.3 govern the right of Licensee to assert a counterclaim of infringement of any Licensor Patents, Joint Patents or Licensee Patents.

8.5.    Patent Marking. Licensee and its Affiliates and Sublicensees shall mark any Product marketed and sold by Licensee or its Affiliates or Sublicensees hereunder with appropriate patent numbers or indicia; provided, however, that Licensee will only be required to so mark such Product to the extent such markings or such notices would affect recoveries of damages or equitable remedies available under Laws with respect to infringement of Patents in the Licensed Territory.

8.6.    Packaging; Trademarks. Licensee shall design all final commercial packaging and labeling of each Product for use in the Licensed Territory, and may select the trademark (s) of each Product in the Licensed Territory and register any Licensee Mark(s) resulting therefrom at Licensee’s sole cost and expense and in consultation with Licensor to explore the benefit of a global brand. If applicable, Licensee shall provide the design of the packaging and labeling for Products to Licensor for manufacturing purposes and be responsible for insuring such design complies with applicable Laws in the Licensed Territory. To the extent practicable and allowed by Laws as to size, location, and prominence, all Product packaging and package inserts and any promotional materials associated with each Product, as applicable, in the Licensed Territory will carry, in a conspicuous location, the Licensee Mark(s). Licensor shall not register or use, in either the Licensor Territory or the Licensed Territory, any Licensee Mark without Licensee’s prior written consent.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; COVENANTS

9.1.    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)    Corporate Existence. It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it was incorporated or formed;

(b)    Corporate Power, Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to enforcement of remedies under applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies;

(c)    No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Laws existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation, by-laws or other organizational documents of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d)    Other Rights. Neither Party nor any of their respective Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any other person obtaining any interest in, or that would give to any other person any right to assert any claim in or with respect to, any of such Party’s rights under this Agreement;

(e)    No Violation. Neither Party nor any of their respective Affiliates is under any obligation to any person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder; and

(f)    No Debarment. As of the Effective Date, none of such Party’s employees, consultants or contractors:

(i)    is debarred under Section 306(a) or 306(b) of the FD&C Act or by the analogous Laws of any Regulatory Authority;

(ii)    has, to such Party’s Knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a- 7(b)(l)-(3), or pursuant to the analogous Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority; and

(iii)    is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

9.2.    Additional Representations and Warranties of Licensor.     Licensor represents and warrants to Licensee as of the Effective Date as follows:

(a)    Licensor Controls the Licensor Patents existing as of the Effective Date and is entitled to grant the rights and licenses specified herein. The Licensor Technology existing as of the Effective Date constitutes all of the Licensor Patents and the Licensor Know- How Controlled by Licensor as of the Effective Date that are necessary or useful to Develop and Commercialize Product in the Field in the Licensed Territory during the Term. Licensor has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensor Technology in the Field in the Licensed Territory in a manner that conflicts with any rights granted to Licensee hereunder.

(b)    To the Knowledge of Licensor and except as publicly disclosed by Licensor in its SEC filings, there is no actual or threatened infringement of the Licensor Patents in the Field in the Licensed Territory by any Third Party that would adversely affect Licensee’s rights under this Agreement.

(c)    To the Knowledge of Licensor and except as publicly disclosed by Licensor in its SEC filings, the Licensor Patents existing as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part; there are no claims, judgments or settlements against or amounts with respect thereto owed by Licensor or any of its Affiliates relating to the Licensor Patents; and no claim or litigation has been brought or threatened by any Third Party alleging same.

(d)    There are no claims, judgments or settlements against or owed by Licensor or its Affiliates or, except as publicly disclosed by Licensor in its SEC filings, pending or, to the Knowledge of Licensor, threatened claims or litigation relating to the Licensor Technology in the Field in the Licensed Territory.

9.3.    Additional Representations and Warranties of Licensee.Licensee represents and warrants to Licensor as of the Effective Date as follows:

(a)    Each of Licensee and its relevant Affiliates has obtained all licenses, approvals, permits, registrations, qualifications and authorizations necessary to carry out and perform its obligations in the Licensed Territory.

(b)    None of Licensee or, to the Knowledge of Licensee, its Affiliates have received written notice of any proceedings before or threatened by any Regulatory Authority with respect to Licensee or its Affiliates or any facility at which any of the Drug or any of the Products may be manufactured.

9.4.    Covenants

(a)    In the course of the Development and Commercialization of Product in the Licensed Territory, neither Party shall use any employee, consultant or contractor:

(i)    who has been debarred under Section 306(a) or 306(b) of the FD&C Act or pursuant to the analogous Laws of any Regulatory Authority;

(ii)    who, to such Party’s Knowledge, has been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a- 7(b)(l)-(3), or otherwise pursuant to the analogous Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee’s or consultant’s employment or contract term with such Party; and

(iii)    who is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or who has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but has not yet been excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

Each Party shall notify the other Party promptly, but in no event later than five (5) Business Days, upon becoming aware that any of its employees or consultants has been excluded, debarred, suspended or is otherwise ineligible, or is the subject of exclusion, debarment or suspension proceedings by any Regulatory Authority.

(b)    Each Party and its Affiliates shall comply in all material respects with all Laws in the Development and Commercialization of Product in the Licensed Territory and the performance of its obligations under this Agreement, including where applicable the statutes, regulations and written directives of the FDA and any Regulatory Authority having jurisdiction in the Licensed Territory, the FD&C Act, and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time and each to the extent applicable;

(c)    Neither Party shall practice or exploit the intellectual property licensed to such Party under this Agreement except to the extent expressly permitted under the terms and conditions of this Agreement.

(d)    Neither Party shall grant any right or license to any Third Party relating to any of the intellectual property rights it Controls which would conflict or interfere with any of the rights or licenses granted to the other Party under this Agreement.

(e)    Each of Licensee and its relevant Affiliates and Sublicensees shall maintain in full force and effect all licenses, approvals, permits, registrations, qualifications and authorizations necessary to carry out and perform its obligations in the Licensed Territory.

(f)    Licensee will promptly notify Licensor in writing if Licensee, its Affiliates, Sublicensees or subcontractors receive written notice of any proceedings before or threatened by any Regulatory Authority with respect to Licensee, its Affiliates, Sublicensees or subcontractors or any facility at which any Drug or Product may be manufactured.

(g)    None of Licensee or any of its officers, employees or agents shall make to any Regulatory Authority or in any filing submitted to any Regulatory Authority any untrue statement of a material fact or omit to state a material fact required to be provided to such Regulatory Authority or stated in such filing, or necessary in order to make the statements thereto or therein, in the light of the circumstances under which they were made, not misleading.

9.5.    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 10

INDEMNIFICATION

10.1.    Indemnification by Licensor. Licensor shall, at its sole expense, defend, indemnify and hold Licensee and its Affiliates and their respective officers, directors, shareholders or owners, employees, and agents (the “Licensee Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, losses, liabilities, costs, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries (collectively, “Claims”) to the extent such Claims arise out of, are based on, or result from (a) the Development of Product by or on behalf of Licensor or its Affiliates or its or their sublicensees (other than Licensee and its Affiliates or Sublicensees), (b) the commercialization of Product by or on behalf of Licensor or its Affiliates or its or their sublicensees (other than Licensee or its Affiliates or Sublicensees), (c) the breach of any of Licensor’s obligations under this Agreement, including Licensor’s representations and warranties, covenants and agreements, or (d) the willful misconduct or negligent acts of Licensor, its Affiliates, its or their sublicensees (other than Licensee and its Affiliates or Sublicensees) or the officers, directors, employees, or agents of Licensor or its Affiliates or its or their sublicensees (other than Licensee and its Affiliates or Sublicensees). The foregoing indemnity obligation will not apply (i) to the extent that the Licensee Indemnitees fail to comply with the indemnification procedures set forth in Section 10.3 and Licensor’s defense of the relevant Claim is prejudiced by such failure; or (ii) to Claims for which Licensee has an obligation to indemnify Licensor pursuant to Section 10.2, as to which Claims each Party shall indemnify the other to the extent of its respective liability for such Claims.

10.2.    Indemnification by Licensee. Licensee shall, at its sole expense, defend, indemnify and hold Licensor and its Affiliates and their respective officers, directors, shareholders or owners, employees, and agents (the “Licensor Indemnitees”) harmless from and against any and all Claims to the extent such Claims arise out of, are based on, or result from (a) the Development of Product by or on behalf of Licensee or its Affiliates or its or their Sublicensees, (b) Licensee’s manufacturing of Products, (c) Commercialization of Product by or on behalf of Licensee or its Affiliates or its or their Sublicensees, (d) the breach of any of Licensee’s obligations under this Agreement, including Licensee’s representations and warranties, covenants and agreements, (e) the willful misconduct or negligent acts of Licensee, its Affiliates, or the officers, directors, employees, or agents of Licensee or its Affiliates. The foregoing indemnity obligation will not apply (i) to the extent that the Licensor Indemnitees fail to comply with the indemnification procedures set forth in Section 10.3 and Licensee’s defense of the relevant Claim is prejudiced by such failure; or (ii) to Claims for which Licensor has an obligation to indemnify Licensee pursuant to Section 10.1, as to which Claims each Party shall indemnify the other to the extent of its respective liability for such Claims.

10.3.    Indemnification Procedures. The Party claiming indemnity under this Article 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party may assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 10.

10.4.    Limitation of Liability. EXCEPT AS SET FORTH IN SECTION 12.7, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 10.1 OR 10.2, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11, OR (C) DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO WILLFUL MISCONDUCT OR FRAUDULENT ACTS OF A PARTY.

10.5.    Insurance. Each Party shall procure and maintain insurance, including product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during which Product is being clinically tested or commercially distributed or sold by such Party. Each Party shall procure insurance or self-insure at its own expense. Such insurance does not create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days before the cancellation, non-renewal or material change in such insurance.

ARTICLE 11

CONFIDENTIALITY

11.1.    Confidentiality. Each Party agrees that, during the Term and for a period of [***] thereafter (except in respect of trade secrets, for which the obligations under this Section 11.1 shall expire upon such trade secret no longer being a trade secret through no fault of the receiving Party or anyone to whom the receiving Party disclosed the trade secret), it and its Affiliates shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it or its Affiliate by the other Party or its Affiliate pursuant to this Agreement, except to the extent expressly authorized by this Agreement or as otherwise agreed to in writing by the Parties. The foregoing confidentiality and non-use obligations do not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)    was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party or its Affiliate;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliate;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

(d)    was disclosed on a non-confidential basis to the receiving Party or its Affiliate by a Third Party who had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party or its Affiliate; or

(e)    was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

11.2.    Authorized Disclosure. Notwithstanding the obligations set forth in Section 11.1, a Party or its Affiliate may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)    such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Product; or (iii) for prosecuting or defending litigation as contemplated by this Agreement;

(b)    such disclosure is reasonably necessary to its officers, directors, employees, agents, consultants, contractors, licensees, sublicensees, attorneys, accountants, lenders, insurers or licensors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use no less stringent than those contained in this Agreement;

(c)    such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use having a minimum term of [***] (or in respect of trade secrets, for such longer period as is set forth in the initial clause of Section 11.1); or

(d)    such disclosure is reasonably necessary to comply with Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or other order.

Notwithstanding the foregoing, if a Party or its Affiliate is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.2(a) or 11.2(d), such Party shall promptly notify the other Party of such required disclosure and, upon the other Party’s request, such Party and its Affiliates shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

11.3.    Technical Publication. Licensee shall ensure that all publications, and other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement or otherwise relating to a Product (each of the foregoing, a “Publication”) comply with the strategy established by the JDC pursuant to Section 3.2(a)(iv). Licensee shall not submit for publication, publish or present a Publication without the opportunity for prior review by Licensor, except to the extent required by Laws. If Licensee or its Affiliate seeks to submit, publish or present a Publication, it shall provide Licensor the opportunity to review and comment on the proposed Publication at least sixty (60) days before its intended submission for publication or presentation. Licensor shall provide Licensee or its Affiliate with Licensor’s reasonable comments in writing, if any, within thirty (30) days after receipt of such proposed Publication. Licensee or its Affiliate shall consider in good faith such comments provided by Licensor and shall comply with Licensor’s request to remove any and all of Licensor’s Confidential Information from the proposed Publication. In addition, Licensee or its Affiliate shall delay the submission for a period of up to forty-five (45) days if Licensor can demonstrate reasonable need for such delay to prepare and file a patent application for which it has prosecution control pursuant to this Agreement. If Licensor fails to provide its comments to Licensee or its Affiliate within such thirty (30)-day period, Licensor will be deemed to not have any comments, and Licensee or its Affiliate may submit for publication or present in accordance with this Section 11.3 after the thirty (30)-day period has elapsed. Licensee or its Affiliate shall provide Licensor a copy of the manuscript, abstract or presentation at the time of the submission or presentation, as applicable. Licensee or its Affiliate agrees to acknowledge the contributions of Licensor and its Affiliates and their respective employees in all publications, as scientifically appropriate.

11.4.    Publicity; Terms of Agreement.

(a)    The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 11.4.

(b)    The Parties shall make a joint public announcement of the execution of this Agreement in a form acceptable to both Parties, which press release will be issued on or promptly after the Effective Date.

(c)    After release of such press release, if Licensee or its Affiliate desires to make a public announcement concerning this Agreement or any scientific, clinical or regulatory announcements, Licensee or its Affiliate shall give reasonable prior advance notice of the proposed text of such announcement to Licensor for its prior review and approval (except as otherwise provided), such approval not to be unreasonably withheld, conditioned or delayed. Licensor shall provide its comments, if any, within five (5) Business Days after receiving the announcement for review, or such shorter period as may be reasonably required in order for Licensee or its Affiliate to comply with any applicable deadline for making such announcement (as such deadline is communicated by Licensee or its Affiliate to Licensor). In addition, where required by Laws, including regulations promulgated by applicable security exchanges, Licensee or its Affiliate may make a press release or announcement announcing such required information relating to the transactions contemplated in this Agreement, the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approvals in the Licensed Territory as they occur, or any other material event with respect to this Agreement or Licensee’s performance thereof, subject to the review procedure set forth in the preceding sentence so far as permissible by Laws, the rules and regulations of applicable security exchanges; provided that the review period will be reduced to two (2) Business Days (or such shorter period as may be reasonably required in order for Licensee or its Affiliate to comply with any applicable deadline for making such press release, as such deadline is communicated by Licensee or its Affiliate to Licensor) if the deadline for making such disclosure is five (5) or fewer Business Days after such achievement or event. In relation to Licensor’s review of such an announcement, Licensor may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold, condition, or delay its consent to disclosure of the information that the relevant milestone or Regulatory Approval has been achieved or material event has occurred. Neither Licensee nor its Affiliate is required to seek the permission of Licensor to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by Licensee or its Affiliate in accordance with this Section 11.4, if such information remains accurate as of such time.

(d)    The Parties acknowledge that either or both Parties may be obligated to file under Laws a copy of this Agreement with the U. S. Securities and Exchange Commission (“SEC”), the Hong Kong Securities and Exchange Commission or other Governmental Authorities. Each Party shall make such a required filing and shall request confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

11.5.    Return of Confidential Information. Except as otherwise set forth in this Agreement, upon termination of this Agreement, the receiving Party will promptly return all of the disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the receiving Party may retain one copy for its legal files.

11.6.    Unauthorized Use. If either Party becomes aware or has Knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it will promptly notify the other Party of such unauthorized use or disclosure.

11.7.    Exclusive Property. All Confidential Information is the sole and exclusive property of the disclosing Party and the permitted use thereof by the receiving Party will be in accordance with the license and other rights granted by either Party to the other Party as provided for in this Agreement.

ARTICLE 12

TERM AND TERMINATION

12.1.    Term. This Agreement becomes effective on the Effective Date, and, unless sooner terminated as specifically provided in this Agreement, continues in effect on a country-by-country basis for the commercial life of each Product in each country in the Licensed Territory (the “Term”).

12.2.    Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement in its entirety upon immediate written notice to the other Party in the event such other Party (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code of any country, (iv) files a petition seeking to take advantage of any applicable Laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code of any country, (vi) takes any corporate action for the purpose of effecting any of the foregoing, (vii) has a proceeding or case commenced against it in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code of any country, or an order, judgment or decree approving any of the foregoing is entered and continues unstayed for a period of sixty (60) days, or (viii) has an order for relief against it entered in an involuntary case under the Bankruptcy Code of any country.

12.3.    Termination by Regulatory Authority. Should any serious and unexpected events or issues occur with respect to the safety of a Product as a result of which (i) Regulatory Approval for such Product is terminated or suspended in one or more regulatory jurisdictions or countries in the Licensed Territory, or (ii) a Regulatory Authority directs or requests discontinuance of Development, use or sale of such Product in one or more jurisdictions or countries in the Licensed Territory, then each Party’s obligations under this Agreement with respect to such Product will be suspended in such regulatory jurisdictions or countries (as applicable) until such serious safety event is resolved and Regulatory Approval for such Product is no longer terminated or suspended or the Regulatory Authority has given approval again to distribute or sell such Product (as applicable) in such regulatory jurisdictions or countries. Either Party may, at its discretion and upon written notice to the other Party, terminate this Agreement with respect to such Product in such regulatory jurisdictions or countries pursuant to this Section 12.3 if such Party’s obligations under this Agreement are suspended pursuant to this Section 12.3 for a period in excess of eighteen (18) months.

12.4.    Termination for Breach. Each Party (the “Non-Breaching Party”) may terminate this Agreement in its entirety or on a country-by-country basis immediately upon written notice to the other Party (the “Breaching Party”) if the Breaching Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail (a “Default Notice”), fails to cure such material breach within [***] after delivery of the Default Notice (or within [***] after delivery of the Default Notice if such material breach is solely based on the Breaching Party’s failure to pay any amounts due hereunder). If a Party gives notice to the Breaching Party pursuant this Section 12.4 as a result of a material breach (or alleged material breach) by the Breaching Party and, on or before the end of the cure period therefor, either Party has referred the matter to arbitration pursuant to Section 13.1, in either case where the Breaching Party is in good faith disputing such basis for termination pursuant to this Section 12.4, then (i) such cure period will be suspended, and (ii) this Agreement will not terminate, unless and until such senior executives resolve the dispute or such arbitrator issues a final ruling or award upholding such basis for termination (or unless and until the Breaching Party is no longer disputing such basis in good faith, if earlier). If such arbitrator issues a final ruling or award upholding such basis for termination, then the cure period will resume, and the Breaching Party will have the remainder of the cure period to cure the material breach. If the material breach is so cured within the remainder of the cure period, then this Agreement will remain in full force and effect, otherwise this Agreement will terminate. If such court issues a final ruling rejecting such basis for termination, then this Agreement will remain in full force and effect.

12.5.    Effects of Early Termination. Upon early termination of this Agreement in its entirety, or with respect to a Product or country in the Licensed Territory by Licensor pursuant to Sections 12.2 (subject to Section 12.6), 12.3 or 12.4 that are caused by breach on the part of the Licensee, or by Licensee pursuant to Sections 12.2 (subject to Section 12.6) or 12.3, the following will apply only with respect to such Product or country:

(a)    Reversion of Rights. All rights and licenses granted to Licensee in Article 2 will terminate, all rights of Licensee under the Licensor Technology will revert to Licensor, and Licensee and its Affiliates will cease all use of the Licensor Technology. Except as set forth below, all rights and licenses granted to Licensor in Article 2 will terminate, all rights of Licensor under the Licensee Technology will revert to Licensee, and Licensor and its Affiliates will cease all use of the Licensee Technology.

(b)    Regulatory Materials and Approvals. Licensee will assign, and hereby does assign effective as of the effective date of such early termination, to Licensor all Regulatory Materials and Regulatory Approvals and all other documents necessary to further Develop and Commercialize any terminated Product in the Licensed Territory, as they exist as of the date of such early termination (and all of Licensee’s right, title and interest therein and thereto). Licensee will provide to Licensor one (1) copy of the foregoing documents, all documents and filings contained in or referenced in any such Regulatory Materials and Regulatory Approvals, together with the raw and summarized data for any preclinical and Clinical Studies of such terminated Product. For clarity, Licensor will have the right to use the foregoing material information, materials and data developed by Licensee solely in connection with Licensor’s development, manufacture and commercialization of the terminated Product. Licensor will have the right to seek specific performance of Licensee’s obligations referenced in this Section 12.5(b) and/or in the event of failure to obtain assignment, Licensee hereby consents and grants to Licensor the right to access and reference (without any further action required on the part of Licensee, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such Regulatory Materials and Regulatory Approvals for any regulatory or other use or purpose. Without limiting the foregoing in this paragraph, to the extent applicable, Licensee’s obligations under this Section 12.5(b) will continue with respect to all countries in the Licensed Territory for which there is a failure to obtain assignment of all Regulatory Materials and Regulatory Approvals.

(c)    Information Transfer. Licensee will provide to Licensor all data and Information generated during the Term necessary for the development and/or commercialization of the terminated Product and assign (or, if applicable, cause its Affiliate to assign) to Licensor all of Licensee’s (and such Affiliate’s) entire right, title and interest in and to all such data and Information. Licensee will provide to Licensor the tangible embodiments of all other Information Controlled by Licensee and its Affiliates in existence as of the effective date of such early termination relating to the development, manufacturing, and commercialization of the terminated Product, including without limitation Licensee’s manufacturing processes, techniques and trade secrets necessary for and used in the manufacture of such terminated Product as of the effective date of such early termination and all Information specifically relating to any composition, formulation, method of use or manufacture of the terminated Product. Licensee will grant, and hereby does grant effective as of the effective date of such early termination, to Licensor a non-exclusive, irrevocable, royalty-free, transferable, sublicensable, worldwide right and license under such Information for developing, making, using, importing, selling and offering for sale the terminated Product in the Licensed Territory. Licensee will reasonably cooperate with Licensor to assist Licensor, at the costs of the Licensor, with understanding and using the Information provided to Licensor under this Section 12.5(c).

(d)    Trademarks. To the extent that Licensee owns any Licensee Marks (including without limitation any Product trademarks) and/or domain names that pertain specifically to the terminated Product that Licensor believes would be necessary for the commercialization of the terminated Product (as then currently marketed, but not including any marks that include, in whole or part, any corporate name or logo of Licensee), except as provided in Section 12.6, Licensee will assign (or, if applicable, cause its Affiliate to assign), and hereby does assign effective as of the effective date of such early termination, to Licensor all of Licensee’s (and such Affiliate’s) right, title and interest in and to any such Licensee Marks (including any registered or unregistered trademark, trademark application, trade name or internet domain name) in such country.

(e)    Continuing Obligations. Neither Party will be relieved of any obligation that accrued prior to the effective date of such early termination. All amounts due or payable to Licensor or to Licensee, as the case may be, that were accrued prior to the effective date of early termination will remain due and payable. Except as otherwise expressly provided herein, no additional amounts will be payable based on events occurring after the effective date of termination; provided that the foregoing will not be deemed to limit either Party’s indemnification obligations under this Agreement for acts or omissions incurring prior to the effective date of such early termination that are the subject of such indemnification even if the indemnification amount cannot be accrued or determined as of the effective date of such early termination.

(f)    Retention of Payments. Licensor will have the right to retain all amounts previously paid to Licensor by Licensee and Licensee will have the right to retain all amounts previously paid to Licensee by Licensor.

(g)    No Compensation. Licensor will not owe any compensation to Licensee for the research, development, manufacture, or commercialization of the terminated Product in the event of any such early termination of this Agreement by Licensor, without prejudice to any rights that either Party may have to bring a claim for damages arising out of this Agreement and the termination thereof or any other amounts payable with respect to activities conducted prior to the effective date of such early termination.

(h)    Costs. Any costs and expenses incurred by Licensee in connection with the assignments and transfers made by Licensee under this Section 12.5 will be borne by Licensee.

(i)    Transition Assistance. In addition to the obligations of Licensee set forth above in this Section 12.5, upon early termination of this Agreement by Licensor in its entirety or with respect to a Product or country in the Licensed Territory pursuant to Sections 12.2,

12.3 or 12.4 or by Licensee pursuant to Section 12.3, the following will apply only with respect to such terminated Product and/or country: Licensee shall provide such assistance, as expeditiously as possible, at no cost to Licensor, and as may be, and for so long as, reasonably necessary for Licensor to continue Development and/or Commercialization of the terminated Product throughout the Licensed Territory (to the extent Licensee, its Affiliates and Sublicensees are then performing or having performed such activities), including (i) furnishing to Licensor any safety information owned or Controlled by Licensee and (ii) assigning or amending as appropriate, upon request of Licensor, any agreements or arrangements with Third Party contractors to Develop, distribute, sell or otherwise Commercialize the terminated Product in the Licensed Territory. To the extent that any such contract between Licensee and a Third Party is not assignable to Licensor, Licensee shall reasonably cooperate with Licensor to arrange to continue to provide such services for a reasonable time after such early termination.

12.6.    Intellectual Property. Notwithstanding Sections 12.2 and 12.5, the Parties acknowledge and agree that the licenses granted by the Parties pursuant to Sections 2.1, 2.2 and all other rights granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (or analogous provisions of the bankruptcy laws of any foreign Governmental Authority), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (or analogous foreign provisions), and that this Agreement is an executory contract governed by Section 365(n) of the Bankruptcy Code (or analogous foreign provisions) in the event that a bankruptcy proceeding is commenced involving either Party (as licensor hereunder). Licensee, as the licensee of such rights under Section 2.1 , and Licensor, as the licensee of such rights under Section 2.2, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code (or analogous foreign provisions). The foregoing provisions of this Section 12.6 are without prejudice to any rights the Parties may have arising under the Bankruptcy Code or other applicable Laws.

12.7.    Termination by Licensee; Liquidated Damages. Notwithstanding Sections 12.4 and 12.5, in the event Licensor and/or its Affiliates is in material breach of its obligation(s) under this Agreement due to a material failure to honor Licensee’s exclusive rights in and for the Licensed Territory as set forth in Section 2.1 of this Agreement, and such breach is not cured in accordance with the cure provisions and modalities set forth in Section 12.4, then Licensee may either (a) terminate this Agreement in accordance with Section 12.4, in which case the effects of termination set forth in Section 12.5 shall apply, or (b) not terminate this Agreement, [***]. For clarity, such [***] shall not eliminate or in any way compromise Licensee’s right to also seek an injunction that orders Licensor and its Affiliates to cure its/their material breach to honor Licensee’s exclusive rights in and for the Licensed Territory as set forth in Section 2.1 of this Agreement.

12.8.    Survival. Early termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued before the date of early termination or expiration. Notwithstanding anything to the contrary contained herein, the following provisions will survive any expiration or early termination of this Agreement: Article 1 (Definitions) to the extent applicable, Sections 7.8, 7.9 and 7.10, Article 8 (Intellectual Property Matters) to the extent applicable, Article 10 (Indemnification), Article 11 (Confidentiality), Article 12 (Term and Termination), Article 13 (Dispute Resolution) and Article 14 (Miscellaneous).

ARTICLE 13

DISPUTE RESOLUTION

13.1.    Arbitration. In the event of any disputes, controversies or differences between the Parties (except for disputes arising from the JSC, which will be handled pursuant to Section 13.2), arising out of, in relation to, or in connection with, this Agreement, including any alleged failure to perform or breach of this Agreement, or any issue relating to the validity, construction, interpretation, enforceability, performance, application or early termination of this Agreement (each, a “Dispute”), upon the written request of either Party, the Parties agree to meet and discuss in good faith an amicable resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party. If the Dispute is not resolved within thirty (30) days following the written request for amicable resolution, then either Party may then initiate arbitration under this Section 13.1. Any Dispute that the Parties do not resolve through amicable resolution will be settled by binding arbitration administered by JAMS, Inc., pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), except as otherwise provided. The number of arbitrators will be three (3). The first arbitrator will be selected by Licensor, the second arbitrator will be selected by Licensee, and the third arbitrator will be selected by mutual agreement of the first and second arbitrators. The arbitration will be conducted in London (United Kingdom). The language of the arbitration will be English. Judgment on the award may be entered in any court having jurisdiction. Except as may be required by Law, including the rules and regulations of applicable securities exchange, neither Party may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other Party. Decisions of arbitration proceedings shall be final and binding on the Parties.

13.2.    Referred from JSC. With respect to disputes arising from matters delegated or referred to the JSC pursuant to the terms of this Agreement, either Party may, by written notice to the other Party, have such dispute referred to each Party’s Executive Officers for attempted resolution by good faith negotiations within [***] after such notice is received. If the Executive Officers of the Parties are not able to resolve the dispute within the [***] period described above, then the Executive Officer of Licensor or Licensee, as the case may be, may cast the deciding vote for the JSC as provided in Section 13.2(a) or 13.2(b). If neither Party has the right to cast the deciding vote for the JSC pursuant to Section 13.2(a) or 13.2(b) (e.g., where Section 13.2(a) or 13.2(b) provides for exceptions to the Executive Officer’s right to make the final decision), then either Party may submit the dispute for resolution by arbitration pursuant to Section 13.1.

(a)    Licensor Decisions. The Executive Officer of Licensor may make the final decision with respect to: [***]. Nothing in this Section 13.2(a) will be construed to limit Licensor’s (A) ability to carry out day-to-day decisions related to its Development activities, if any, as set forth in the Development Plan, (B) compliance with Laws or reporting requirements to Regulatory Authorities, or (C) sole discretion with respect to pricing decisions for each of the Products in the Licensor Territory.

(b)    Licensee Decisions. The Executive Officer of Licensee may make the final decision with respect to: [***]. Nothing in this Section 13.2(b) will be construed to limit Licensee’s (A) ability to carry out day-to-day decisions related to its Development activities as set forth in the Development Plan, (B) compliance with Laws or reporting requirements to Regulatory Authorities, or (C) sole discretion with respect to pricing decisions for Product in the Field in the Licensed Territory.

13.3.    Equitable Relief.Notwithstanding Sections 13.1 and 13.2, each Party acknowledges that its breach of Article 11 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated by damages in an action at law. By reason thereof, each Party agrees that the other Party may, in addition to any other remedies it may have under this Agreement or otherwise, seek preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to prevent or curtail any actual or threatened breach of Article 11 that is reasonably likely to cause it irreparable harm. In addition, notwithstanding Sections 13.1 and 13.2, to the fullest extent provided by Law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect a Party’s rights or enforce a Party’s obligations under this Agreement pending final resolution of any claims related thereto pursuant to the dispute resolution procedure set forth in Section 13.1.

13.4.    No Limitation of Remedies. Each Party shall be free, pursuant to Section 13.1, to seek (without restriction as to the number of times it may seek) damages, costs and remedies that may be available under Laws or in equity and shall be entitled to offset the amount of any damages and costs obtained in a final determination under Section 13.1 of monetary damages or costs (as permitted by this Agreement) against the other Party against any amounts otherwise due to such other Party under this Agreement. It is understood and agreed that either Party shall be entitled to seek specific performance as a remedy to enforce the provisions of this Article 13, in addition to any other remedy to which such Party may be entitled by Laws. Nothing in this Article 13 shall be deemed to limit any remedy to which either Party may be entitled by Laws.

13.5.    Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the Laws of England and Wales, without giving effect to any choice of law principles that would require the application of the Laws of a different state.

ARTICLE 14

MISCELLANEOUS

14.1.    Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with the Development Plan, the Pharmacovigilance Agreement and any other documents delivered pursuant hereto or thereto sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and thereto and their Affiliates with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement, the Development Plan and the Pharmacovigilance Agreement. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2.    Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse will continue for so long as the condition constituting force majeure continues and the non- performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure includes conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, and storm or like catastrophe. Notwithstanding the foregoing, except in the case of a force majeure event that directly prohibits or otherwise directly prevents a Party from performing its payment obligations under this Agreement, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement to mitigate the delays caused by such force majeure.

14.3.    Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3, and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Licensor:	Windtree Therapeutics, Inc. 2 600 Kelly Rd., Suite 100 Warrington, PA 18976 USA
Attn: Craig E. Fraser
Fax: [***]

With copies to (which will not constitute notice):

Goodwin Procter LLP One Commerce Square 2005 Market Street, 32nd Floor Philadelphia, PA 19103 USA
Attn: Timothy C. Atkins
Fax: [***]

If to Licensee:	Lee’s Pharmaceutical (HK) Ltd. 1/F, Building 20E, Phase 3, Hong Kong Science Park Shatin, Hong Kong
Attn: Managing Director
Fax: +[***]

14.4.    No Strict Construction; Interpretation; Headings. The language in this Agreement is to be construed in all cases according to its fair meaning. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, and the use of any gender applies to all genders. The word “or” is used in the disjunctive sense and the word “and” is used in the conjunctive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “including,” “include,” or “includes” mean including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws will be construed as referring to such Laws as from time to time are enacted, repealed or amended, (iii) any reference to any person will be construed to include the person’s successors and permitted assigns, (iv) the words “herein”, “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) any reference to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (vi) all references to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits and Schedules to this Agreement, (vii) the word “days” means calendar days unless otherwise specified, and (viii) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

14.5.    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent to its Affiliates or to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates (such Third Party, an “Acquiror”), whether in a merger, sale of stock, sale of assets or other transaction. Any successor or assignee of rights or obligations permitted hereunder will, in a writing to the other Party, expressly assume performance of such rights or obligations. The Licensor Technology, in the case of Licensor as assignor or transferor, or the Licensee Technology, in the case of Licensee as assignor or transferor, excludes any Patents and Information Controlled by any Acquiror (or any Affiliate thereof, but excluding a Party as a result of such transaction). Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 is null, void and of no legal effect.

14.6.    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement is a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.7.    Further Assurances and Actions. Each Party, upon the request of the other Party, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary to consummate or implement expeditiously the transactions contemplated by this Agreement.

14.8.    Severability. Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement. If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held to be invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties will be enforceable to the fullest extent permitted by Law.

14.9.    No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver, delay or the failure of any Party to enforce or exercise any term, condition or part of this Agreement at any time or in any one or more instances will not be deemed to be or construed as a waiver of the same or any other term, condition or part, nor will it forfeit any rights, power or privilege to future enforcement thereof. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Laws, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Laws or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

14.10.    Relationship of the Parties. Neither Party will have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Licensor’s legal relationship to Licensee under this Agreement will be that of independent contractor. This Agreement is not a partnership agreement. Nothing in this Agreement will be construed to establish a relationship of partners or joint venturers between the Parties. The relationship between Licensee and Licensor does not constitute a partnership, joint venture, or agency. Neither Licensee nor Licensor shall make any statements, representations, or commitments of any kind, or take any action that is binding on the other, without the prior written consent of the other Party.

14.11.    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement gives either Party the power or authority to act for, bind or commit the other Party in any way. Nothing in this Agreement creates the relationship of partners, principal and agent, or joint-venture partners as between the Parties.

14.12.    English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. Any formal notices referred to in this Agreement, plans and clinical trial, safety and related summary reports of any committee, and any progress and sales reports will, in each case be written in the English language.

14.13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (“PDF”) sent by electronic mail. In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.

14.14.    Schedules. The disclosure of any matter in any Section of or on any Schedule to this Agreement will only be deemed to be a disclosure for the Section or subsection of this Agreement to which it corresponds in number, unless the applicability of such Schedule to any other Section is readily apparent. The disclosure of any matter in any Schedule to this Agreement will expressly not be deemed to (a) constitute an admission by either Party hereto, or

(b) imply that any such matter is material for purposes of this Agreement.

14.15.    Non-Solicitation of Employees. During the Term, neither Party may, directly or indirectly, recruit or solicit any employee of the other Party who became known to the other Party through contact or interactions for negotiating or performing this Agreement, without the prior written consent of the other Party. For purposes of the foregoing, “recruit” or “solicit” shall exclude: (a) circumstances where an employee of a Party initiates contact with the other Party solely on its own with regard to possible employment without being encouraged, suggested or otherwise induced to make such contact by the other Party; or (b) general solicitations of employment not specifically targeted at employees of a Party, including responses to general advertisements.

14.16.    Expenses. Each Party will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

14.17.    Registration of Agreement. Licensee shall take all reasonable and necessary steps to register this Agreement in any country where such registration is required to permit the transfer of funds and/or payment of royalties to Licensor hereunder or is otherwise required by a Governmental Authority or Laws of such country to effectuate or carry out this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Licensee shall not be relieved of any of its obligations under this Agreement by any failure to register this Agreement in any country, and, specifically, Licensee shall not be relieved of its obligation to make any payment due to Licensor hereunder where such payment is blocked due to any failure to register this Agreement.

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In Witness Whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

WINDTREE THERAPEUTICS, INC.	LEE’S PHARMACEUTICAL (HK) LTD.

By: /s/ Craig Fraser	By: /s/ Leelalertsuphakun Wanee
Name: Craig Fraser	Name: Leelalertsuphakun Wanee
Title: Chairman and Chief Executive Officer	Title: Managing Director

SCHEDULE 1

LICENSOR PATENTS